UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                         Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GRAHAM HOLDINGS COMPANY

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies: N/A

	(2)	Aggregate number of securities to which the transaction applies: N/A

(3)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

	(4)	Proposed maximum aggregate value of the transaction: N/A

	(5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

1300 NORTH 17TH STREET | ARLINGTON, VA 22209 | (703) 345-6300

March 23, 2017

TO OUR SHAREHOLDERS:

You are cordially invited to the 2017 Annual Meeting of Shareholders of Graham Holdings Company (the “Company”), which will be held in the Corporate Executive Board Waterview Conference Center, 1919 North Lynn Street, 24th Floor, Arlington, VA 22209, on Thursday, May 4, 2017, at 8:30 a.m.

At the Company’s 2017 Annual Meeting of Shareholders (the “Meeting”), there will be a report on the Company’s activities, and Directors will be elected for the ensuing year. In addition, the Class A Shareholders will have an advisory vote on whether to approve the compensation paid to the Company’s named executive officers for 2016 and an advisory vote on how frequently such votes on compensation should occur in the future. The Class A Shareholders will also vote to re-approve performance goals under the Company’s 2012 Incentive Compensation Plan.

It is important that your shares be represented at the Meeting. Please sign the accompanying Proxy and return it promptly in the envelope provided. If you plan to attend, kindly so indicate in the space provided on the Proxy. You may also vote your shares by telephone or on the Internet. If you choose to vote your shares by telephone or on the Internet, please follow the instructions in the enclosed Proxy.

Sincerely yours,

DONALD E. GRAHAM

Chairman

GRAHAM HOLDINGS COMPANY

Notice of Annual Meeting of Shareholders — May 4, 2017

The 2017 Annual Meeting of Shareholders of Graham Holdings Company will be held at the Corporate Executive Board Waterview Conference Center, 1919 North Lynn Street, 24th Floor, Arlington, VA 22209, on Thursday, May 4, 2017, at 8:30 a.m., Eastern Daylight Saving Time, for the following purposes:

1.	To elect Directors for the ensuing year, as more fully described in the accompanying Proxy Statement.

2.	For the Class A Shareholders, on an advisory basis, to vote on whether to approve the compensation paid to the named executive officers of the Company for 2016.

3.	For the Class A Shareholders, on an advisory basis, to vote on how frequently votes on executive compensation should occur in the future.

4.	For the Class A Shareholders to vote to re-approve performance goals under the Company’s 2012 Incentive Compensation Plan.

5.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors of the Company (the “Board”) has fixed the close of business on March 15, 2017, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

It is important that your shares be represented and voted at the Meeting. Please sign and return your Proxy at your earliest convenience. You may also vote your shares by telephone or on the Internet. If you choose to vote your shares by telephone or on the Internet, please follow the instructions in the enclosed Proxy. You may revoke your Proxy at any time before it has been voted at the Meeting. You may vote in person at the Meeting even if you returned a Proxy, provided that you first revoke your previously voted Proxy.

By Order of the Board of Directors,

NICOLE M. MADDREY, Secretary

March 23, 2017

Arlington, VA

GRAHAM HOLDINGS COMPANY

1300 North 17th Street, Suite 1700, Arlington, VA 22209

March 23, 2017

This Proxy Statement contains information relating to the 2017 Annual Meeting of Shareholders of Graham Holdings Company to be held at the Corporate Executive Board Waterview Conference Center, 1919 North Lynn Street, 24th Floor, Arlington, VA 22209, on Thursday, May 4, 2017, at 8:30 a.m., Eastern Daylight Saving Time, or any adjournments thereof, for the purposes set forth in the accompanying Notice of the 2017 Annual Meeting of Shareholders. This Proxy Statement and the accompanying forms of Proxy and voting instructions are being delivered to shareholders on or about March 23, 2017. The Board of Directors of the Company is making this Proxy solicitation.

Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on May 4, 2017. This Proxy Statement and the Annual Report to Shareholders are available at www.ghco.com.

QUESTIONS AND ANSWERS

Q:    What am I voting on?

A:    You are voting on the election of Directors for a term of one year. A Board of nine Directors is to be elected, six by the holders of Class A Common Stock, voting separately as a class, and three by the holders of Class B Common Stock, voting separately as a class. All Directors will hold office until the next Annual Meeting or until their respective successors shall have been elected and shall have qualified or as otherwise provided in the bylaws of the Company.

In the event that any nominee withdraws or for any reason is not able to serve as a Director, Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas and Nicole M. Maddrey, acting as your proxies, may vote for such other person as the Board of Directors may nominate.

In addition, if you are a holder of Class A Stock, you are voting on whether to approve the compensation paid to the Company’s named executive officers for 2016 and on how frequently the Class A Shareholders should vote on such compensation in the future. In accordance with rules of the U.S. Securities and Exchange Commission (the “SEC”), these votes are advisory in nature and non-binding. For Class A Shareholders, you are also voting on the re-approval of performance goals under the Company’s 2012 Incentive Compensation Plan.

Each of your shares entitles you to one vote with respect to each matter on which you may vote.

Q:    What are the voting recommendations of the Board?

A:    The Board recommends voting for each of the nominated Directors listed on the Proxy card. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept nomination or election.

The Board recommends voting for the approval of the compensation paid to the Company’s named executive officers for 2016 and recommends that such shareholder advisory vote on executive compensation be considered by the Class A Shareholders on an annual basis.

The Board also recommends voting for re-approval of performance goals under the Company’s 2012 Incentive Compensation Plan.

Q:    Will any other matters be voted on?

A:    We are not aware of any matters to be voted on other than the election of Directors, the Class A Shareholder advisory votes on compensation paid to the Company’s named executive officers for 2016, the frequency of advisory votes on compensation paid to named executive officers, and the vote by the Class A Shareholders to re-approve performance goals under the Company’s 2012 Incentive Compensation Plan. If any other matter is properly brought before the Meeting, Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas and Nicole M. Maddrey, acting as your proxies, will vote for you at their discretion.

Q:    How do I vote?

A:    There are four ways to vote:

•	By Internet at www.investorvote.com. We encourage you to vote this way;
•	By toll-free telephone at 1-800-652-8683;
•	By completing and mailing your Proxy card; or
•	By written ballot at the Meeting.

If you vote by Internet or telephone, your vote must be received by 5:00 p.m., Eastern Daylight Saving Time, on the day before the Meeting. Your shares will be voted as you indicate. If you are a Class B Shareholder and do not indicate your voting preferences, Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas and Nicole M. Maddrey, acting as your proxies, will vote your shares in favor of the applicable nominated Directors.

If you are a Class A Shareholder and do not indicate your voting preferences, the foregoing persons, acting as your proxies, will vote your shares in favor of the applicable nominated Directors, for approval of the compensation paid to the Company’s named executive officers for 2016, for an annual Class A Shareholder advisory vote on compensation to be paid to the Company’s named executive officers and in favor of re-approval of performance goals under the Company’s 2012 Incentive Compensation Plan.

Q:    Who can vote?

A:    You can vote if you were a shareholder of record as of the close of business on March 15, 2017 (the “Record Date”). If you hold shares in street name, your broker, bank or other nominee will instruct you as to how your shares may be voted by proxy, including whether telephonic or Internet voting options are available. You may not vote shares held in street name in person at the Meeting unless you have a Proxy executed in your favor by your broker, bank or other nominee.

Both Class A Shareholders and Class B Shareholders are entitled to vote on Proposal 1: Election of Directors. In accordance with the Company’s constitutive documents and under Delaware corporate law, only Class A Shareholders are entitled to vote on Proposal 2: Advisory Vote to Approve 2016 Compensation Awarded to Named Executive Officers; Proposal 3: Advisory Vote to Determine Frequency of Shareholder Advisory Vote Regarding Compensation Awarded to Named Executive Officers; and Proposal 4: Re-Approval of Performance Goals under the Company’s 2012 Incentive Compensation Plan.

Q:    Can I change my vote?

A:    Yes. You can change your vote or revoke your Proxy at any time before the Meeting:

•	By entering a new vote by Internet or telephone;
•	By returning a later-dated Proxy card; or
•	By voting in person at the Meeting, provided you first revoke your previously voted Proxy.

Q:    What vote is required to approve a proposal?

A:    Directors will be elected by a plurality of the votes cast at the Meeting. This means that the six Class A Shareholder nominees receiving the highest number of votes cast and the three Class B Shareholder nominees receiving the highest number of votes cast shall be elected. You do not have the right to cumulate votes in the election of Directors. A properly executed Proxy marked “WITHHOLD” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether a quorum is present at the Meeting.

While Proposal 2 to approve the 2016 compensation awarded to the Company’s named executive officers is non-binding and advisory in nature, it will be approved only on the favorable vote of a majority of the Class A Shareholders present or represented at the Meeting. Proposal 3 to determine the frequency of such shareholder advisory votes on compensation in the future by Class A Shareholders is also an advisory and non-binding vote, and the Company will deem Class A Shareholders to have selected the frequency that receives the plurality of the votes cast by Class A Shareholders present or represented at the Meeting. The effectiveness of Proposal 4 to re-approve performance goals under the Company’s 2012 Incentive Compensation Plan is conditioned on the favorable vote of a majority of the holders of Class A Common Stock present or represented at the Meeting.

Broker non-votes will have no impact on the voting results for any of the proposals presented at the Meeting, and abstentions will have the effect of a vote against (i) the proposal to approve the 2016 compensation awarded to the Company’s named executive officers (Proposal 2), (ii) the proposal to determine the frequency of future advisory votes of the Class A Shareholders on compensation (Proposal 3), and (iii) the proposal to re-approve performance goals under the Company’s 2012 Incentive Compensation Plan (Proposal 4). Abstentions will be counted for purposes of determining whether a quorum is present.

Q:    Who will count the vote?

A:    Computershare, the Company’s transfer agent and registrar, will count the vote. One of its representatives will be included among the persons authorized to certify the vote.

Q:    Who can attend the Meeting?

A:    All shareholders of record as of the close of business on March 15, 2017, can attend.

Q:    What do I need to do to attend the Meeting?

A:    To attend the Meeting, please follow these instructions:

•	If you vote by using the enclosed Proxy card, check the appropriate box on the card.
•	If you vote by Internet or telephone, follow the instructions provided for attendance.
•	If a broker or other nominee holds your shares, bring proof of your ownership with you to the Meeting.

Seating at the Meeting will be on a first-come, first-served basis upon arrival at the Meeting.

Q:    Can I bring a guest?

A:    No. The Meeting is for shareholders only.

Q:    What is the quorum requirement of the Meeting?

A:    A majority of the outstanding shares on March 15, 2017, constitutes a quorum for voting at the Annual Meeting, except that (i) for purposes of the election of six Directors by the holders of Class A Common Stock (Proposal 1), the advisory vote on whether to approve the compensation paid to the named executive officers of the Company in 2016 (Proposal 2), the advisory vote to determine the frequency of future Class A Shareholder advisory votes on compensation (Proposal 3) and the re-approval of performance goals under the Company’s 2012 Incentive Compensation Plan (Proposal 4), a quorum requires a majority of the outstanding shares of Class A Common Stock on March 15, 2017, and (ii) for purposes of the election of three Directors by the holders of Class B Common Stock (Proposal 1), a quorum requires a majority of the outstanding shares of Class B Common Stock on March 15, 2017. If you vote, your shares will be part of the quorum. Abstentions will be counted in determining the quorum. On March 15, 2017, there were 964,001 shares of Class A Common Stock and 4,626,835 shares of Class B Common Stock outstanding and entitled to vote.

Q:    Who is soliciting Proxies?

A:    Solicitation of Proxies is being made by the Company’s management through the mail, in person, on the Internet or by telephone, without any additional compensation being paid to such members of the Company’s management. The cost of such solicitation will be borne by the Company. In addition, the Company has requested brokers and other custodians, nominees and fiduciaries to forward Proxy cards and Proxy soliciting material to shareholders, and the Company will pay their fees and reimburse them for their expenses in so doing.

Q:    When are the shareholder proposals due for the Company’s 2018 Annual Meeting of Shareholders?

A:    Shareholder proposals submitted by shareholders entitled to vote on such matters, meeting the requirements of the SEC’s proxy rules, must be in writing, received by November 24, 2017, and addressed to the Secretary of the Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209.

Holders of Class B Common Stock are entitled to vote for the election of 30% of the members of the Board of Directors (and, if required by the rules of the New York Stock Exchange, on management proposals to reserve shares for stock options or to acquire the stock or assets of other companies under certain circumstances). In accordance with the rules of the Securities and Exchange Commission, proposals submitted on other matters by holders of Class B Common Stock have not been, and will not be, included in the Company’s Proxy materials for the Meeting.

Q:    What other information about Graham Holdings Company is available?

A:    The following information is available:

•	The Company maintains on its website, www.ghco.com, copies of the Annual Report on Form 10-K, the Annual Report to Shareholders, the Company’s Corporate Governance Guidelines, Statement of Ethical Principles, the Code of Business Conduct, the Audit Committee Charter, the Compensation Committee Charter and other information about the Company.

•	In addition, printed copies of the Annual Report on Form 10-K and the Annual Report to Shareholders, the Company’s Corporate Governance Guidelines, Statement of Ethical Principles, the Code of Business Conduct, the Audit Committee Charter and the Compensation Committee Charter will be furnished without charge (except exhibits) to any shareholder upon written request addressed to the Treasurer of the Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209.

Q:    Can I receive materials relating to the Meeting electronically?

A:    To assist the Company in reducing costs related to the Annual Meeting, shareholders who vote via the Internet may consent to electronic delivery of mailings related to future annual shareholder meetings. The Company also makes its Proxy Statements and Annual Reports available online and may eliminate mailing hard copies of these documents to those shareholders who consent in advance to electronic distribution. If you hold shares in your own name and you are voting via the Internet, you may consent online when you vote. If you hold shares through an intermediary, such as a bank or broker, please refer to the information provided by the intermediary for instructions on how to consent to electronic distribution.

PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR BOARD OF DIRECTORS

The Company seeks Directors of the highest personal and professional ethics, integrity and business acumen who are committed to representing the long-term interests of the Company’s shareholders. In considering its composition, the Board considers the skills and experience of prospective nominees in the context of the needs of the Board and seeks Directors who are “independent” under applicable law and listing standards, despite being exempt from such requirement as a “controlled company.” The Company’s Corporate Governance Guidelines do not prescribe specific standards regarding the diversity of the Board, but the Board considers as a matter of practice the diversity of prospective nominees (including incumbent Directors), both culturally and in terms of the range of perspectives that the Board as a whole brings to its work. The following nominees for Director have established records of accomplishment in areas relevant to the Company’s strategy and operations and share characteristics identified in the Company’s Corporate Governance Guidelines and Statement of Ethical Principles as essential to a well-functioning deliberative body: honesty, integrity, independence, competence, diligence and commitment to the interests of all shareholders to build long-term shareholder value.

The Company is a diversified education and media company serving customers in a rapidly evolving, highly regulated, competitive and technological environment. The Directors’ expertise and experience encompass the areas of education, media, technology, marketing, international business and finance, journalism, law and public policy. All of the Directors have held senior positions as leaders of complex organizations (both for-profit and non-profit) and gained expertise in core management skills, such as strategy and business development, innovation, line operations, brand management, finance, compensation and leadership development, compliance and risk management. They have significant experience in corporate governance and oversight through their positions as senior executives and as Directors (or Trustees) of public companies and other institutions, and many have served as members of audit, compensation and governance committees at such companies or institutions, as well as at the Company. These skills and experience are pertinent to the Company’s current and evolving business strategies, as well as to the Board’s oversight role, and enable the Company’s Directors to provide diverse perspectives about the complex issues facing the Company.

The following biographies highlight specific qualifications, skills and experience of each of the Director nominees.

NOMINEES FOR ELECTION BY CLASS A SHAREHOLDERS

Lee C. Bollinger

Mr. Bollinger, age 70, has served as the 19th President of Columbia University since June 2002. Prior to becoming President of Columbia University, where he also serves as a member of the Law School faculty, Mr. Bollinger served as President of the University of Michigan for five years and as Dean of the University of Michigan Law School for seven years. Mr. Bollinger is a member of the Board of Columbia University and certain of its affiliates. He is a Trustee of the Kresge Foundation and the Institute of International Education and was Chairman of the Board of the Federal Reserve Bank of New York until December 2012. Mr. Bollinger is the recipient of numerous honorary degrees and awards, most notably for his national leadership in defending affirmative action, for his service in higher education and for his scholarship and leadership in defense of freedom of speech and the press. He has served as a Director of the Company since May 2007 and is a member of the Compensation Committee of the Board. Mr. Bollinger’s experience in higher education and at a variety of educational institutions facing differing challenges and opportunities is of particular relevance to the Company’s higher education business segment and other education-related initiatives, but also reflects his commitment to principles. In his former role as a Director of the Federal Reserve Bank of New York, Mr. Bollinger gained experience in financial matters, particularly those affecting national economies and financial and market systems.

Thomas S. Gayner

Mr. Gayner, age 55, has served as Co-Chief Executive Officer of Markel Corporation, a publicly traded financial holding company headquartered in Glen Allen, VA, since January 2016, and prior to that, he served as President and Chief Investment Officer of Markel Corporation since May 2010. Mr. Gayner has served as a Director of the Company since January 2007. He is Chairman of the Audit Committee and a member of the Finance Committee. Since 1990, he has served as President of Markel Gayner Asset Management; he served as a Director of Markel Corporation from 1998 to 2003. Previously, he was a certified public accountant at PricewaterhouseCoopers LLP and a Vice President of Davenport & Company of Virginia. Mr. Gayner serves on the Board of Directors of Colfax Corporation, Cable ONE, The Davis Series Mutual Funds, Bon Secours Health System and the Community Foundation of Richmond. Mr. Gayner

brings to the Board the leadership, management oversight and financial skills gained in his role as a senior manager and Director of Markel Corporation. Through his educational background and experience as a senior officer of an asset management firm, Mr. Gayner has significant experience in public company financial reporting, accounting and financial control matters, as well as experience in the analysis of strategic investment opportunities.

Donald E. Graham

Mr. Graham, age 71, has served as Chairman of the Board of the Company since September 1993 and served as Chief Executive Officer of the Company from May 1991 until November 2015. Mr. Graham served as President of the Company between May 1991 and September 1993. He also was Publisher of The Washington Post newspaper for 21 years, a position he held between 1979 and 2000. Mr. Graham has been a Director of the Company since 1974 and is Chairman of the Executive Committee and a member of the Finance Committee of the Board. By virtue of his ownership of 72.0% of the outstanding Class A Stock of the Company and his right to control the vote as a trustee of certain family trusts of an additional 14.2% of such stock, Mr. Graham effectively votes a total of 86.2% of the Class A shares. Mr. Graham was a Director of Facebook, Inc. from December 2008 until June 2015. Mr. Graham is a Trustee of the Federal City Council and KIPP-DC. He serves as a Director of the DC College Access Program, where he stepped down as Chairman of the Board in January 2015, and he is a Co-Founder of TheDream.US. As a result of his substantial and long-standing shareholdings in the Company and his tenure in various executive roles at the Company, Mr. Graham provides a unique perspective to the Board about the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company and its businesses. Mr. Graham is the father-in-law of Timothy J. O’Shaughnessy and an uncle of Katharine Weymouth, both of whom also serve as members of the Board.

Timothy J. O’Shaughnessy

Mr. O’Shaughnessy, age 35, is President and Chief Executive Officer of Graham Holdings Company. He has served as a Director of the Company since November 2014 and is a member of the Finance and Executive Committees of the Board. Previously, he served as Chief Executive Officer of LivingSocial, which he co-founded in 2007. During his tenure, the e-commerce and marketing company grew sales to nearly $2 billion. Following his graduation from Georgetown University in 2004 with a BSBA in Marketing, Operations and Information Management, Mr. O’Shaughnessy joined AOL as a product manager. In 2006, he moved to Revolution Health, where he rose to Vice President of Product Development. During that time, he and three others developed a successful series of apps for Facebook. That company grew into LivingSocial, where Mr. O’Shaughnessy was CEO for seven years. Mr. O’Shaughnessy is a member of the Executive Committee of the Federal City Council and is a Director of Framebridge, Inc. He is married to Laura Graham O’Shaughnessy, a daughter of Donald E. Graham. She is President and CEO of SocialCode, a social-media marketing technology and services company, wholly owned by the Company.

G. Richard Wagoner, Jr.

Mr. Wagoner, age 64, retired from General Motors Corporation (“GM”) in August 2009 after a 32-year career. He has served as a Director of the Company since June 2010 and is a member of the Audit Committee. Mr. Wagoner served as Chairman and Chief Executive Officer of GM from May 2003 through March 2009 and had been President and Chief Executive Officer since June 2000. Other positions he held at GM include Executive Vice President and President of North American Operations; Executive Vice President, Chief Financial Officer and Head of Worldwide Purchasing; and President and Managing Director of General Motors do Brasil. On June 1, 2009, GM and its affiliates filed voluntary petitions in the U.S. Bankruptcy Court for the Southern District of New York, seeking relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Wagoner was not an Executive Officer or Director of GM at the time of that filing. Mr. Wagoner is a member of the Board of Directors of Invesco, Aleris Corporation and several privately held companies. In addition, he advises several investment and finance firms, start-ups and early stage ventures. Mr. Wagoner is a member of the Virginia Commonwealth University Board of Visitors, the Duke University Health Systems Board of Directors and the Duke Kunshan University Advisory Board. He is a Trustee Emeritus of Duke University and a former Board Chair and continues as a member of Duke Fuqua’s School of Business Advisory Board. He is a member of the Mayor of Shanghai, China’s International Business Leaders Advisory Council. Through his leadership roles at GM and other activities, Mr. Wagoner has significant experience in general management, global business, marketing and advertising, finance, technology, procurement and management development, as well as with public company financial reporting obligations and corporate governance matters affecting organizations of comparable size and scope as the Company.

Katharine Weymouth

Ms. Weymouth, age 50, is former Publisher and Chief Executive Officer of The Washington Post. She was CEO and Publisher from February 2008 to October 2014. Ms. Weymouth became a Director of the Company in September 2010, and she currently serves on the Finance Committee of the Board. She joined The Washington Post in 1996 as Assistant General Counsel and held various positions within that organization over 18 years. Ms. Weymouth held several positions within the Post’s advertising department, including Director of the department’s jobs unit, Director of Advertising Sales and Vice President of Advertising. She also served as Associate Counsel of Washingtonpost.Newsweek Interactive, then the online publishing subsidiary of The Washington Post Company. She is a Director of Cable One, Inc. (“Cable ONE”). She serves as a Trustee of the Philip L. Graham Fund, The Field School, The Economic Club of Washington, D.C., and the Greater Washington Community Foundation. Ms. Weymouth is also a member of the Board of the American Institute of Architects. Ms. Weymouth is a niece of the Chairman of the Board of the Company, Mr. Graham.

NOMINEES FOR ELECTION BY CLASS B SHAREHOLDERS

Christopher C. Davis

Mr. Davis, age 51, has served as Chairman of Davis Selected Advisers, NY, Inc., an investment adviser, since 2009. He has served as a Director of the Company since January 2006 and is a member of the Audit and Executive Committees of the Board and Chairman of the Finance Committee. Mr. Davis became lead Director in May 2011. Mr. Davis is also a Director and officer of a number of mutual funds advised by Davis Selected Advisers, LP, as well as other entities controlled by Davis Selected Advisers, LP. Mr. Davis is a Director of the Hudson Highland Land Trust and a Trustee of the American Museum of Natural History and the Shelby Cullom Davis Charitable Fund. Mr. Davis brings financial and investment experience to the work of the Board, including particular experience in evaluating strategic opportunities, transactions and investments. Mr. Davis also has experience in public company financial reporting, accounting and compliance matters, as well as significant leadership and institutional organizational experience from his service on the boards of several non-profit organizations.

Anne M. Mulcahy

Mrs. Mulcahy, age 64, served as Chairman of the Board of Xerox Corporation from 2002 until 2010 and served as Chief Executive Officer from 2001 through June 2009. From May 2000 through July 2001, she was President and Chief Operating Officer of Xerox. Mrs. Mulcahy has served as a Director of the Company since January 2008. She is Chairman of the Compensation Committee and also serves on the Executive Committee. Mrs. Mulcahy began her Xerox career as a field sales representative and assumed positions with increasing responsibility in sales and senior management. She was Vice President for Human Resources before becoming Chief Staff Officer and later Corporate Senior Vice President. She is a Director of Target Corporation, Johnson & Johnson, LPL Financial and the non-profit organization Save the Children, where she serves as Board Chairman. As a result of the various leadership roles in which she has served at Xerox Corporation, Mrs. Mulcahy has experience in the core management skills relevant to a global branded organization, including matters relating to strategic oversight and execution. Her experience in compensation, benefits, human resource strategy and management development provides an important perspective to the Board’s deliberations about those matters, particularly given the significant size of the Company’s workforce. As a Director of other public companies, Mrs. Mulcahy also has experience in governance matters affecting organizations of comparable size and scope as the Company.

Larry D. Thompson

Mr. Thompson, age 71, is retired from PepsiCo, Inc., a global food and beverage company, where he served as Executive Vice President–Government Affairs, General Counsel and Corporate Secretary from June 2012 to November 2014. From October 2004 to May 2011, when he initially retired, Mr. Thompson served as a Senior Vice President–Government Affairs, General Counsel and Corporate Secretary of PepsiCo, Inc. Mr. Thompson has served as a Director of the Company since June 2011 and is a member of the Compensation Committee. Mr. Thompson serves on the Advisory Boards of The Brookings Institution and the Georgia Justice Project and is a Director of Practicing Law Institute, the George W. Bush Foundation, the Ethics Resource Center and the Southern Company, as well as various Franklin, Templeton and Mutual Series Funds. Mr. Thompson is also a trustee of the Chautauqua Institution. His government career included serving in the U.S. Department of Justice as Deputy Attorney General and leading the Department’s National Security Coordination Council. In 2002, President George W. Bush named Mr. Thompson to head the Corporate Fraud Task Force. Previously, Mr. Thompson had been a partner in the Atlanta law firm of King & Spalding, where he practiced in the antitrust and litigation departments. He served as the U.S. Attorney for the Northern District of Georgia and was later appointed Independent Counsel for the Department of Housing and Urban Development Investigation by the Special Panel of the U.S. Circuit Court Judges appointed by the U.S. Supreme Court. He is an elected Fellow of the American Board of Criminal Lawyers. Mr. Thompson is a recipient of the Edmund Jennings Randolph Award for outstanding contributions to the accomplishment of the Department of Justice’s mission, the Outstanding Litigator Award by the Federal Bar Association and the A. T. Walden Award for outstanding accomplishments to the legal profession by the Gate City Bar Association in Atlanta. Through his previous roles at the U.S. Department of Justice and at PepsiCo, Mr. Thompson brings to the Board extensive legal experience in both governmental and corporate settings. As a Director of other public companies, he also has significant experience with corporate governance matters and reporting obligations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

Board Committees

The standing committees of the Board are the Audit Committee, Compensation Committee, Finance Committee and Executive Committee.

Given the ownership structure of the Company and its status as a “controlled company” (see page 12), the Board does not have a nominating committee. Decisions on nominees to the Board are made through consultation among the Chairman of the Board and the other members of the Board. The Company has not utilized the services of any third party to assist in identifying and evaluating nominees.

Audit Committee

The functions of the Audit Committee include overseeing (i) management’s conduct of the Company’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls); (ii) the integrity of the Company’s financial statements; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the qualifications and independence of the Company’s outside auditor; (v) the performance of the Company’s internal audit function; (vi) the outside auditor’s annual audit of the Company’s financial statements; and (vii) the preparation of certain reports required by the rules and regulations of the Securities and Exchange Commission. A current copy of the Audit Committee’s Charter is available on the Company’s website, www.ghco.com; a copy of such Charter will be furnished without charge to any shareholder upon written request addressed to the Treasurer, Graham Holdings Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209.

Christopher C. Davis, Thomas S. Gayner (Chairman) and G. Richard Wagoner, Jr. served on the Audit Committee in 2016. The Board of Directors has determined that all members of the Audit Committee are non-employee, “financially literate,” “independent” Directors within the meaning of the New York Stock Exchange listing standards. None of the members of the Audit Committee has accepted, other than in his capacity as a Committee or Board member, any consulting, advisory or other compensatory fee from the Company or its affiliates, and none of the members of the Audit Committee has a material relationship with the Company.

The Board has determined that Thomas S. Gayner has the requisite background and experience to be (and is) designated an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K due to his extensive experience, as discussed under “Proposal 1: Election of Directors.” In addition, the Board has determined that all of the members of the Audit Committee are well grounded in financial matters and are familiar with generally accepted accounting principles. All of the members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent that matters come before the Audit Committee that involve accounting issues, the members of the Audit Committee consult with and rely on management, in addition to external experts, such as the Company’s independent registered public accountants, PricewaterhouseCoopers LLP. In addition, the Audit Committee has authority to obtain advice from internal or external legal or other advisors.

The Audit Committee held seven meetings in 2016.

Compensation Committee

The functions of the Compensation Committee include (i) reviewing and approving the compensation of the Company’s Chief Executive Officer and President and other members of senior management (including, among other elements of compensation, annual base salary, annual incentive opportunities and long-term incentive opportunities); (ii) overseeing the administration and determination of awards under the Company’s compensation plans; and (iii) preparing any report on executive compensation required by the rules and regulations of the SEC. A current copy of the Compensation Committee’s Charter is available on the Company’s website, www.ghco.com; a copy of such Charter will be furnished without charge to any shareholder upon written request addressed to the Treasurer, Graham Holdings Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209.

Lee C. Bollinger, Barry Diller, Anne M. Mulcahy (Chairman) and Larry D. Thompson served on the Compensation Committee in 2016. All members of the Compensation Committee are non-employee Directors and have been determined to be “independent” within the meaning of the listing requirements of the New York Stock Exchange applicable to service on compensation committees.

The Compensation Committee held six meetings in 2016.

Finance Committee

The functions of the Finance Committee include (i) reviewing with management the capital needs of the Company and (ii) considering and making recommendations to the Board related to dividend policy, major acquisitions and dispositions of businesses, incurrence of indebtedness, selection of managers of defined benefit plan assets, stock repurchase programs and certain other financial matters.

Christopher C. Davis (Chairman), Barry Diller, Thomas S. Gayner, Donald E. Graham, Timothy J. O’Shaughnessy and Katharine Weymouth served on the Finance Committee in 2016.

The Finance Committee held one meeting in 2016.

Executive Committee

The Executive Committee has and may exercise all of the powers of the Board that may be delegated by law in the management of the business and affairs of the Company and exercises the authority of the Board between meetings.

Christopher C. Davis, Barry Diller, Donald E. Graham (Chairman), Anne M. Mulcahy, Ronald L. Olson and Timothy J. O’Shaughnessy serve on the Executive Committee.

The Executive Committee held no meetings in 2016.

Meeting Attendance

The Board held a total of five meetings in 2016. Each Director attended at least 75% of the meetings of the Board and the committees of the Board on which the Director served with the exception of Mr. Diller.

The Board does not have a policy of requiring Directors to attend annual meetings of shareholders and leaves it at the discretion of each Director as to whether he or she will attend the meeting. In addition to the Chairman, nine Directors attended the 2016 Annual Meeting of Shareholders.

Director Compensation

During 2016, non-employee Directors received the following annual payments:

•	$150,000 as a cash retainer; and

•	reimbursement of out-of-pocket expenses for the meetings they attended.

Each non-employee Chair of a committee of the Board received an additional $20,000. Members of the Audit Committee received an additional $20,000 annually for their service on that committee. Employee Directors received no compensation for serving on the Board.

The total 2016 compensation of non-employee Directors is shown on the following table:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lee C. Bollinger	$150,000	—	—	$150,000
Christopher C. Davis	190,000	—	—	190,000
Barry Diller	150,000	—	—	150,000
Thomas S. Gayner	190,000	—	—	190,000
Anne M. Mulcahy	170,000	—	—	170,000
Ronald L. Olson	150,000	—	—	150,000
James H. Shelton (1)	75,000	—	—	75,000
Larry D. Thompson	150,000	—	—	150,000
G. Richard Wagoner, Jr.	170,000	—	4,000 (2)	174,000
Katharine Weymouth	150,000	—	—	150,000

(1)	Mr. Shelton resigned from the Board on May 12, 2016.

(2)	Charitable contribution made pursuant to the Company’s matching gift program.

The Company has in place a voluntary Deferred Compensation Plan for Directors of the Company. Amounts deferred pursuant to this plan are reflected in the “Fees Earned or Paid in Cash” column in the table above. This plan provides an opportunity for participants to elect to defer the receipt of either all or a portion of the fees received for service as a Director. Elections to defer must be filed in advance of earning such fees. Deferred amounts will earn investment credits in accordance with participant elections from a choice of investment funds (based on the funds available under the Company’s 401(k) plan). None of the deferred amounts was credited with above-market interest. Deferred amounts are payable upon separation from service or such other future date as specified by the participant at the time of election. The Company closed the Deferred Compensation Plan to new participants as of December 2015. The Company does not provide stock awards, option awards or other non-equity compensation to non-employee Directors.

“Controlled Company”

The descendants of Katharine Graham (including the Company’s Chairman of the Board) and trusts for the benefit of those descendants own the majority of the shares of Class A Common Stock and have the right to vote for 70% of the Board of Directors; thus the Company is a “controlled company” for purposes of Section 303A.00 of the New York Stock Exchange Listed Company Manual. As a “controlled company,” the Company is exempt from certain governance requirements, including the requirement that it have a nominating/corporate governance committee, and the Company does not deem it necessary to have such a committee. The Company does not have a procedure by which shareholders may recommend nominees to the Board, given the Company’s ownership structure. Notwithstanding the fact that as a “controlled company,” the Company is not required to have a Board of Directors that comprises a majority of “independent” directors, the Board has determined that current members Lee C. Bollinger, Christopher C. Davis, Thomas S. Gayner, Anne M. Mulcahy, Larry D. Thompson, G. Richard Wagoner, Jr. and Katharine Weymouth (who, together, constitute a majority of the Board) are “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual. In reaching this conclusion, the Board considered commercial relationships with companies at which Directors or their family members served as outside directors or executive officers. These relationships involved the Company’s purchases of services in the ordinary course of business that were made on arm’s-length terms under circumstances and in amounts that did not affect the relevant Directors’ independence.

Meetings of the Non-Management Directors

The listing requirements of the New York Stock Exchange call for the non-management Directors of the Company to meet regularly in executive session without management. The Board has appointed Christopher C. Davis as lead Director and has authorized him to preside at the executive sessions. The non-management Directors met in executive session in May 2016 and expect to meet in executive session in 2017 as appropriate.

Compensation Committee Interlocks and Insider Participation

Lee C. Bollinger, Barry Diller, Anne M. Mulcahy and Larry D. Thompson served as members of the Compensation Committee in 2016. No member of the Compensation Committee has ever been an employee of the Company. No executive officer of the Company serves on the compensation committee of any other entity that has, or has had, one or more of its executive officers serving on the Company’s Board of Directors.

Board Leadership Structure and Role in Risk Oversight

While as a “controlled company,” the Company is not legally required to have a majority of independent Directors, the majority of the Board, in fact, comprises independent Directors who act as an effective counterbalance to Mr. Graham, Chairman of the Board, and Mr. O’Shaughnessy, as President and Chief Executive Officer. The Board also appoints a lead independent Director. Christopher C. Davis serves in this capacity. The lead independent Director typically chairs executive sessions of Board meetings and consults with Mr. Graham and Mr. O’Shaughnessy and senior management regarding issues to be included in Board meeting agendas. The lead independent Director is also expected to collaborate with Mr. O’Shaughnessy in reviewing key operational and other matters and to act as a liaison between Messrs. Graham and O’Shaughnessy and the independent Directors.

The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, and monitors the Company’s risk profile. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and competitive risks and risk management initiatives. The Board fulfills certain risk oversight functions through its standing committees. For example, the Finance Committee reviews and makes recommendations to the Board related to major acquisitions or dispositions, including with respect to attendant risks, and the Compensation Committee addresses the risk profile of the Company’s compensation program and arrangements. The Audit Committee also plays a key role in risk oversight, particularly with respect to financial reporting, accounting and compliance matters.

Risk oversight activities are supported by internal reporting structures that aim to surface directly to the Board key matters that can affect the Company’s risk exposures. For example, the head of the Company’s internal audit function reports directly to the Audit Committee. The Company has also established a management-level Compliance Committee that reports periodically to the Audit Committee about regulatory risks affecting the Company’s education businesses, as well as a Disclosure Controls Committee, chaired by the General Counsel, that reports directly to the Audit Committee on certain matters relating to the Company’s public disclosures.

Communicating With Directors

Interested parties may communicate concerns to the lead Director or to the other Directors of the Company through Navex Global, the Company’s third-party-managed hotline, via telephone at 1-866-687-8972 or online at https://ghco.alertline.com.

STOCK HOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information in the following two tables relates to each person who, on February 1, 2017, was a “beneficial owner” (as defined under the proxy rules of the Securities and Exchange Commission) of more than 5% of the Company’s Class A or Class B Stock and to the stock holdings of Directors and officers. Under the proxy rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock or has (or shares) the right to acquire such stock within 60 days by any of a number of means, including the conversion of another security that is convertible into such stock. A substantial number of shares of the Company’s Class A and Class B Common Stock are held in trusts or subject to other agreements that provide for the sharing of investment power, voting power or both among several persons, each of whom is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the shares so held. Furthermore, in many cases, such persons do not include the beneficiary of the trust who, although not deemed to be a “beneficial owner” in the absence of voting or investment power over the shares, is nevertheless shown below as a “beneficial owner” because of the beneficiary’s economic interest in the shares. In addition, since all of the shares of Class A Stock are convertible at the option of the holder into Class B Stock on a share-for-share basis, each “beneficial owner” of shares of Class A Stock is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the same number of shares of Class B Stock. In indicating below a person’s “beneficial ownership” of shares of Class B Stock, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a “beneficial owner.” For these reasons, there is very substantial duplication in the numbers of shares and percentages shown in the following table.

Principal Holders of Stock

Shares (%)
Name and Address of Beneficial Owner	Class A Stock	Class B Stock
Donald E. Graham (a)	948,954 (98.4%)	1,116,811 (20.0%)*
1300 North 17th Street, Suite 1700
Arlington, VA
Elizabeth G. Weymouth (b)	237,625 (24.6%)	**
1300 North 17th Street, Suite 1700
Arlington, VA
Daniel L. Mosley (c)	899,360 (93.3%)	957,829 (17.1%)*
825 Eighth Avenue
New York, NY
Southeastern Asset Management (d)	—	768,371 (16.5%)
6410 Poplar Avenue, Suite 900
Memphis, TN
The Vanguard Group (e)	—	332,702 (7.15%)
100 Vanguard Boulevard
Malvern, PA
Schroder Investment Management North America Inc. (f)	—	322,565 (5.7%)
875 Third Avenue, 22nd Floor
New York, NY
BlackRock, Inc. (g)	—	345,922 (7.4%)
55 East 52nd Street
New York, NY

* The calculations set forth in this table relating to percentage ownership of Class B Stock for Messrs. Graham and Mosley include shares of Class B Stock issuable upon conversion of shares of Class A Common Stock.

** Less than 5%.

(a)	According to information as of February 1, 2017, and available to the Company, Mr. Donald Graham has voting and investment power with respect to shares of Class A Stock as follows: sole voting and investment power, 694,451 (72.0%); and shared voting and investment power, 254,503 (26.4%) shares.

Mr. Graham also has voting and investment power with respect to shares of Class B Stock as follows: 110,662 (1.2%) shares; shared voting and investment power 60,282 (1.1%) shares; and 948,954 (16.8%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham.

The holdings of Class B Stock recorded for Mr. Graham also include shares of 107,575 Class B Stock owned by subsidiaries of Berkshire Hathaway Inc. (“Berkshire”), which have the sole investment power of the shares; sole voting power is held by Mr. Donald Graham under an agreement dated February 25, 1977, and amended and extended on September 13, 1985, May 15, 1996, and July 6, 2006, which terminated on February 24, 2017.

(b)	According to information as of February 1, 2017, and available to the Company, Mrs. Elizabeth Weymouth has voting and investment power with respect to shares of Class A Stock as follows: shared voting and investment power, 168,000 (17.4%) shares. In addition, Mrs. Weymouth, as the beneficiary of a trust (even though she has no voting or investment power with respect thereto), is deemed to be the beneficial owner of 69,625 (7.2%) shares of Class A Stock. The holdings of Class B Stock recorded for Mrs. Weymouth, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mrs. Weymouth, are less than 5%.

(c)

According to information as of February 1, 2017, and available to the Company, Mr. Daniel Mosley, as a trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: shared voting and investment power, 899,360 (93.3%) shares. In addition, Mr. Mosley has voting and investment power with respect to shares of Class B Stock as follows: shared voting and investment power, 58,469 (1.0%) shares. The holdings of Class B Stock recorded for Mr. Mosley include 899,360 (16.1%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Mosley as a Trustee of various trusts.

(d)	According to a Schedule 13G filed on February 14, 2017, Southeastern Asset Management, Inc. (“Southeastern Asset”), an investment adviser, was deemed to be the beneficial owner of 768,371 (16.5%) shares of Class B Stock. According to the Schedule 13G, Southeastern Asset has sole voting power over 293,278 shares; shared voting power over 428,000 shares; no voting power over 47,093 shares; sole dispositive power over 340,371 shares; and shared dispositive power over 428,000 shares. The Schedule 13G was filed jointly with Longleaf Partners Small-Cap Fund (an investment company), which has shared voting and dispositive power over 428,000 (9.2%) shares, according to the Schedule 13G.

(e)	According to a Schedule 13G filed on February 13, 2017, The Vanguard Group (“Vanguard”), an investment advisor, was deemed to be the beneficial owner of 332,702 (7.15%) shares of Class B Stock. According to the Schedule 13G, Vanguard has sole voting power over 2,657 shares, shared dispositive power over 3,032 shares, and sole dispositive power over 329,670 shares.

(f)	According to a Schedule 13G filed on February 10, 2017, Schroder Investment Management North America Inc. (“Schroder Investment”), an investment adviser, was deemed to be the beneficial owner of 322,565 (5.7%) shares of Class B Stock. According to the Schedule 13G, Schroder Investment has shared voting and investment power over 322,565 shares.

(g)	According to a Schedule 13G filed on January 24, 2017, BlackRock, Inc. (“BlackRock”), an investment advisor, was deemed to be the beneficial owner of 345,922 (7.4%) shares of Class B Stock. According to the Schedule 13G, BlackRock has sole voting power over 329,562 shares and sole dispositive power over 345,922 shares.

The table below, which is based on information furnished to the Company by its Directors and officers, shows as of February 1, 2017, for each person nominated for election as a Director, each named executive officer and for all Directors and executive officers of the Company as a group, the number of shares of each class of Common Stock “beneficially owned” (as defined in the Securities and Exchange Commission’s proxy rules) and, in the case of each nominee for election as a Director, the nature of such “beneficial ownership.” For the reasons set forth in the first paragraph of this section of the Proxy Statement, there is very substantial duplication in the numbers of shares and percentages shown in the following table.

Holdings of Directors and Officers*

	Shares (%)
	Class A		Class B(a)
Lee C. Bollinger^	—		—
Wallace R. Cooney+	—		1,400	(b)
Christopher C. Davis^	—		5,000	(b)
Thomas S. Gayner^(c)	—		5,300	(b)
Donald E. Graham^+(d)	948,954	(98.4%)	1,116,811	(20.0%)
Hal S. Jones+(e)	—		6,065	(b)
Nicole M. Maddrey+	—		2,150	(b)
Anne M. Mulcahy^	—		—
Timothy J. O’Shaughnessy^+(f)	9,867	(b)	39,409
Andrew S. Rosen+(g)	—		85,433	(1.5%)
Larry D. Thompson^	—		76	(b)
G. Richard Wagoner, Jr.^(h)	—		1,000	(b)
Katharine Weymouth^	—		14,721	(b)
All Directors, named executive officers and remaining executive officers as a group, eliminating duplications (8 individuals)(i)	958,821	(99.5%)	1,256,544	(22.5%)

*  Unless otherwise indicated, the Directors and officers listed have sole voting and investment power with respect to such securities. None of the securities has been pledged as security.

^  Director.

+  Named Executive Officer.

(a)	Includes 964,001 shares of Class B Stock issuable upon conversion of shares of Class A Stock.

(b)	Less than 1%.

(c)	Includes 5,200 shares of Class B Stock held for the account of a number of beneficial owners in which Mr. Gayner disclaims beneficial ownership.

(d)	See Table of “Principal Holders of Stock” on page 14.

(e)	Includes 3,090 shares Mr. Jones has the right to purchase, pursuant to stock options.

(f)	Class A shares held in a trust for Mr. O’Shaughnessy’s spouse. Class B stock includes 17,349 shares held in trusts for the benefit of Mr. O’Shaughnessy’s spouse and children. He is neither a trustee nor a beneficiary of such trusts and disclaims beneficial ownership. Includes 29,542 shares Mr. O’Shaughnessy has the right to purchase, pursuant to stock options.

(g)	Includes 77,258 shares Mr. Rosen has the right to purchase, pursuant to stock options. In addition to the stock set forth above, Mr. Rosen holds 7,206 shares of Kaplan stock, which represents less than 1% of the total outstanding stock of Kaplan, Inc.

(h)	Shares are held in a revocable trust.

(i)	Includes 113,533 shares of Class B Stock, which Directors and executive officers have the right to purchase, pursuant to stock options, and shares of restricted stock awarded to executive officers in accordance with the Graham Holdings Company Incentive Compensation Plan. It does not include 12,200 shares of Class B Stock held as of December 31, 2016, by the trustee of various savings plans maintained by the Company and its business units over which the trustee has voting and investment powers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with SEC initial reports of ownership and reports of changes in ownership of Class B Stock. Based upon information furnished by these persons, we believe that all required filings for 2016 were made in a timely manner.

PROPOSAL 2: APPROVAL OF 2016 COMPENSATION AWARDED TO NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934 and the corresponding SEC rules, the Company is seeking an advisory, non-binding shareholder vote from its Class A Shareholders with respect to compensation awarded to its named executive officers for 2016. On May 12, 2011, the majority of the Company’s Class A Shareholders voted in favor of an annual, non-binding shareholder advisory vote on executive compensation and, in consideration of the outcome of the frequency vote, the Board determined to hold such advisory vote each year. The Company’s executive compensation program and compensation paid to its named executive officers are described under the heading “Executive Compensation” in this Proxy Statement. The Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the Company’s circumstances and to promote the main objective of the program: to motivate talented employees in order to increase value for shareholders by facilitating long-term growth of the Company. If you are a Class A Shareholder, you may vote for or against the following resolution, or you may abstain. The Compensation Committee will consider the outcome of the vote, along with other relevant factors, in evaluating its executive compensation program.

Resolved, that the compensation paid to the Company’s named executive officers for 2016, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, narrative discussion and related material included in this Proxy Statement, is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE FOREGOING RESOLUTION.

PROPOSAL 3: DETERMINE FREQUENCY OF SHAREHOLDER ADVISORY VOTE REGARDING COMPENSATION AWARDED TO NAMED EXECUTIVE OFFICERS

As required by SEC rules, the Company is seeking an advisory, non-binding shareholder vote about how often it should present the Class A Shareholders with the opportunity to vote on compensation awarded to its named executive officers. If you are a Class A Shareholder, you may elect to have the vote held annually, every two years or every three years, or you may abstain. The last vote on frequency was held May 12, 2011, and under SEC rules, the Company is required to hold a vote to determine the frequency of votes at least once every six calendar years. At the last vote, Class A Shareholders voted to hold an advisory vote on say-on-pay every year. The Company continues to believe that say-on-pay votes should be conducted every year. The Board recommends an annual vote, but the vote is advisory so the Class A Shareholders are not voting to approve or disapprove of that recommendation. The Compensation Committee will consider the outcome of the vote, along with other relevant factors, in recommending the frequency of a vote to the Board of Directors. Class A Shareholders may cast their advisory vote on the frequency of advisory votes on executive compensation every “1 Year,” “2 Years” or “3 Years,” or “Abstain.”

THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A SHAREHOLDERS VOTE “FOR” AN ANNUAL SHAREHOLDER ADVISORY VOTE ON COMPENSATION AWARDED TO ITS NAMED EXECUTIVE OFFICERS.

PROPOSAL 4: RE-APPROVAL OF PERFORMANCE GOALS UNDER THE COMPANY’S 2012 INCENTIVE COMPENSATION PLAN

The Company is seeking re-approval of the material terms of the performance goals under the Company’s 2012 Incentive Compensation Plan (the “2012 ICP”). The 2012 ICP was originally adopted by the Board of Directors in February 2012 and approved by stockholders in May 2012. Stockholders are being asked to re-approve the material terms of the performance goals (including the employees eligible to receive awards pursuant to the currently effective 2012 ICP and the maximum number of awards that may be granted to each such employee on an annual basis) currently contained in the 2012 ICP for purposes of Section 162(m) of the Internal Revenue Code. No amendments or modifications to the 2012 ICP are being proposed for stockholder approval, and re-approval will not impact the nature and amount of the awards available for grant under the 2012 ICP.

Section 162(m) of the Code generally does not allow a publicly held company to obtain tax deductions for compensation of more than $1 million paid in any year to its CEO, or any of its other three most highly compensated executive officers (other than the chief financial officer), unless the compensation qualifies for an enumerated exception under 162(m) of the Code. Compensation that is “performance-based” in accordance with conditions specified under Section 162(m) of the Code is not subject to these deduction limits. One of the requirements for compensation to be “performance-based” under Section 162(m) is that the Company must obtain shareholder approval of the material terms of the performance goals for such compensation every five years. The material terms include (1) the employees eligible to receive compensation; (2) the business criteria on which the performance targets may be based and (3) the maximum amount that an employee may receive on an annual basis for achieving the performance goals.

While re-approval of the performance criteria under the 2012 ICP is required for compensation to qualify as “performance-based compensation” under Section 162(m), it does not mean that all awards or other compensation under the 2012 ICP will qualify, or be intended to qualify, as performance-based compensation or otherwise be deductible. If stockholders re-approve the material terms of the performance goals under the 2012 ICP, the Compensation Committee currently anticipates that, to the extent practicable and in the Company’s best interest, performance-based compensation programs will be designed to satisfy the requirements of Section 162(m) of the Code to permit the deduction for tax purposes of the full amount of such awards. However, there may be business considerations that dictate that the Company grant incentive awards that may not be deductible under Section 162(m) of the Code.

The following is a summary of the material terms of the performance goals under the 2012 ICP, which is qualified in its entirety by reference to the provisions of the 2012 ICP, attached hereto as Appendix A.

Material Terms of the 2012 ICP Performance Goals

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, incentive compensation is a key component of the Company’s pay-for-performance strategy. The purpose of the 2012 ICP is to promote the interests of the Company and its shareholders by providing incentives to those employees who have been or will be responsible for the Company’s future growth, profitability and continued success and to strengthen the ability of the Company to attract, motivate and retain such employees.

Employees Eligible to Receive Awards. The Company’s employees as well as non-employee Directors are eligible to receive awards under the 2012 ICP. Participants in the 2012 ICP are designated by the Compensation Committee. There are at present approximately 142 employees of the Company who are participants under the 2012 ICP and receive annual bonus awards and/or hold restricted stock, stock options or performance units granted under the 2012 ICP. Each named executive officer participates in the 2012 ICP.

Performance Goals. During the first 90 days of each performance period, the Compensation Committee establishes the objective criteria for determining whether an award will be payable for that year, and if so, the amount of the awards payable to each participant for various performance levels. The performance criteria among which the Compensation Committee may select are as follows:

•	market price of the Company’s common stock;

•	earnings per share of the Company’s common stock;

•	net income or profit (before or after taxes);

•	return on stockholder equity;

•	cash flow;

•	return on assets;

•	earnings before interest and taxes;

•	earnings before interest, taxes, depreciation and amortization;

•	earnings from continuing operations, sales or revenues;

•	capital or investment;

•	market share;

•	cost reduction goals;

•	budget comparisons;

•	implementation or completion of specified projects or processes;

•	the formation of joint ventures, research or development collaborations, or the completion of other transactions; or

•	any other measure of financial performance that can be determined pursuant to U.S. generally accepted accounting principles, or any combination of any of the foregoing.

The measurement of any performance measure may exclude the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. These performance criteria may be used singularly or in combination to measure performance of the entire company or a business unit. The payout upon the achievement of the performance goals is equal to a percentage of the participant’s base salary, which is also set at the beginning of the year. Those percentages are determined on an individual basis, taking into account the responsibilities, prior experience and recent performance of the relevant employee.

Individual Award Limitations. The maximum incentive payment any executive officer (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934) can earn in any year under the 2012 ICP for all cash incentive awards is $25 million and the maximum number of shares of common stock that may be covered by awards granted under the 2012 ICP in any calendar year is 77,258 shares.

Effect of Proposal

The Company’s shareholders are not being asked to approve amendments or modifications to the currently effective 2012 ICP. Approval of this Proposal 4 will not increase the number of shares available for issuance under the 2012 ICP. The sole effect of our shareholders’ approval of this Proposal 4 will be to qualify the material terms of the performance goals under the 2012 ICP as shareholder-approved performance goals for purposes of Section 162(m) of the Code.

Summary of Additional Material Terms of the 2012 ICP

Administration. The Compensation Committee will administer the 2012 ICP and may delegate to a subcommittee of one or more members of our Board of Directors or employees of the Company the ability to grant awards, subject to applicable restrictions and limitations. The applicable committee will designate from time to time those employees and Directors who will receive awards under the 2012 ICP; determine the amount, type and other terms and conditions of such incentive awards; and, subject to the terms and limitations set fourth in the 2012 ICP, establish the terms, conditions and other provisions of any awards granted under the 2012 ICP. The Compensation Committee will have complete authority to establish rules and regulations for the administration of the 2012 ICP.

Shares Authorized. The maximum number of shares of common stock that may be covered by awards granted under the 2012 ICP will not exceed 772,588 shares of common stock in the aggregate. For this purpose, as described more fully in the next paragraph, only shares actually issued and vested pursuant to the 2012 ICP, net of any shares that are received by the Company in connection with awards granted under the 2012 ICP, will count for this purpose. This share limit will be subject to adjustment as provided under the 2012 ICP. Shares of common stock issued under the 2012 ICP may be either authorized and unissued shares, or treasury shares, or both, at the sole discretion of the Compensation Committee.

Shares of common stock covered by awards under the 2012 ICP will only be counted as used to the extent they are actually issued and delivered to a participant (or such participant’s permitted transferees as described in the 2012 ICP) pursuant to the 2012 ICP. Accordingly, if an award is settled for cash or if shares of common stock are withheld to pay the exercise price of an option or to satisfy any tax withholding requirement in connection with an award, only the shares issued (if any), net of the shares withheld, will be deemed delivered for purposes of determining the number of shares of common stock that are available for delivery under the 2012 ICP. In addition, if shares of common stock are issued subject to conditions that may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the 2012 ICP. In addition, if shares of common stock owned by a participant (or such participants permitted transferees as described in the 2012 ICP) are tendered (either actually or through attestation) to the Company in payment of any obligation in connection with an award, the number of shares tendered shall be added to the number of shares of common stock that are available for delivery under the 2012 ICP. Shares of common stock covered by awards granted pursuant to the 2012 ICP in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger shall not count as used under the 2012 ICP for these purposes.

As of December 31, 2016, a total of approximately 446,170 shares remain available for issuance under the 2012 ICP.

Award Types. The 2012 ICP allows for grants of the following types of incentive awards: (1) stock options; (2) other stock-based awards, including in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units; or (3) cash awards. Subject to the terms and limitations set forth in the 2012 ICP, awards may be settled in cash or in stock and may be designed to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

Awards of Options. The 2012 ICP permits grants of stock options.

Repricing Prohibited. Consistent with the applicable rules of the New York Stock Exchange List Company Manual, the repricing of any stock option by the Company without shareholder approval is prohibited.

Exercise Price. The exercise price per share of common stock covered by any option shall be not less than 100% of the fair market value, as defined in the 2012 ICP, of a share of common stock on the date on which such option is granted. For this purpose, fair market value is calculated as the average of the high and low sales prices on the date of grant; or if not so reported for such date, on the immediately preceding business day, as reported on the principal securities exchange on which shares of common stock are then listed or admitted to trade; or if not so reported, the fair market value shall be calculated as set forth in the ICP.

Terms Applicable to Options. An option granted to a participant under the 2012 ICP allows a participant to purchase up to a specified total number of shares of the Company’s Class B Common Stock, or any other security that the common stock shall be converted pursuant to the adjustment provisions of the 2012 ICP, at a specified exercise price per share during specified time periods. Stock options will have a term no longer than ten years. Subject to the terms and limitations of the 2012 ICP, the Compensation Committee will determine the terms and conditions applicable to awards of stock options, including with regard to vesting and exercisability, which may be based on, among other things, continued employment with the Company, the passage of time or the level of achievement of certain performance goals as the Compensation Committee deems appropriate.

Federal Income Tax Consequences of Options. The following is a general description of the U.S. federal income tax consequences to participants relating to options awards that may be granted under the 2012 ICP based upon current tax laws. This summary applies only to U.S. citizens and/or residents and does not describe state, local or foreign tax consequences. This summary is not intended to be exhaustive and does not purport to cover all tax consequences relating to all award types under the 2012 ICP.

Stock options under the 2012 ICP do not qualify as incentive stock options (“non-qualified stock options”) and do not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he or she is granted a non-qualified stock option. Upon exercise of the stock option, the optionee will generally recognize compensation income for federal tax purposes measured by the excess, if any, of the then fair market value of the shares at the time of exercise over the exercise price. The Company is generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such exercise. The employee’s basis in the shares issued upon exercise of the stock option will be increased by the amount of the compensation income recognized. Upon the sale of the shares issued upon exercise of a non-qualified stock option, any further gain or loss recognized will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held for less than one year.

Terms Applicable to Other Stock-Based Awards. Subject to the terms and limitations of the 2012 ICP, the Compensation Committee will determine the terms and conditions applicable to awards of other stock-based awards, including with regard to vesting and exercisability, which may be based on, among other things, continued employment with the Company, the passage of time or the level of achievement of certain performance goals as the Compensation Committee deems appropriate.

Adjustments. In the event of any change affecting the shares of common stock as a result of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the Compensation Committee will adjust the type and maximum aggregate number of shares of common stock that (i) may be distributed under the 2012 ICP and (ii) with respect to which amount annual awards may be granted to a participant. In addition, in the event of any increase or decrease in the type or number of issued shares of common stock of the Company without receipt of payment or consideration by the Company, the Compensation Committee may adjust the type or number of shares of common stock subject to awards granted under the 2012 ICP and the exercise price options granted under the 2012 ICP.

Other Transactions. In the event of certain transactions, as described below, the Compensation Committee may (i) cancel all awards granted under the 2012 ICP and pay in cash the value of each such award, as determined by the Compensation Committee (which, in the case of any option granted under the 2012 ICP, will equal the excess of (A) the value of the property received by a holder of common stock in connection with such transaction, as determined by the Compensation Committee over (B) the exercise price of such option) or (ii) provide for the exchange of awards granted under the 2012 ICP for some or all of the property received by a holder of shares of common stock in connection with such transaction and make any equitable adjustments in the exercise price or the number of shares subject to such award.

For purposes of the 2012 ICP, such other transactions include (i) a dissolution or liquidation of the Company; (ii) a sale of all or substantially all of the Company’s assets; or (iii) a merger, consolidation or similar transaction involving the Company in which holders of shares of common stock receive consideration other than shares of the surviving corporation in the transaction.

Duration and Amendment. The Board of Directors may at any time suspend or discontinue the 2012 ICP or revise or amend it in any respect whatsoever, subject to any requirement for shareholder approval imposed by any applicable law, tax requirement or rule of a stock exchange. No such amendment to the 2012 ICP shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. No grants of awards may be under the 2012 ICP after February 23, 2022.

2012 ICP Benefits

It is not presently possible to determine the dollar amounts that will be granted under the 2012 ICP for fiscal 2017 or in future years, and all awards under the 2012 ICP will be made in the Compensation Committees discretion, and therefore a new plan benefits table for the 2012 ICP is not provided.

Additional Information Regarding the 2012 ICP

The following table indicates, as of December 31, 2016, the aggregate number of options under the 2012 ICP to each of the following since the inception of the 2012 ICP: each person named in the Summary Compensation Table, all current executive officers as a group, all current employees of the Company (other than executive officers) as a group, all current non-employee Directors as a group, each associate of current named executive officers and non-employee Directors and each other person who received at least 5% of the options under the 2012 ICP. The fair market value per share of the shares of Class B Common Stock on March 3, 2017 was $569.10.

Name and Position	Aggregate number of options granted
Timothy J. O’Shaughnessy President and Chief Executive Officer	100,000[1]
Hal S. Jones Senior Vice President–Finance and Chief Financial Officer	—
Andrew S. Rosen Chairman Kaplan Inc. and Executive Vice President–Graham Holdings, Co.	—
Wallace R. Cooney Vice President–Finance and Chief Accounting Officer	—
Nicole M. Maddrey Senior Vice President, General Counsel and Secretary	—
Gerald Rosberg Senior Vice President Planning and Development (Retired)	—
All current executive officers as a group	102,000[1]
All current employees (other than executive officers) as a group	3,453[1]
All current non-employee Directors	—
Associates of current named executive officers and non-employee Directors	—
5% option holders	—

1.	Includes post Cable ONE spin-off adjusted options.

Vote Required and Board Recommendation

The effectiveness of this proposal requires the favorable vote of a majority of the holders of Class A Common Stock present or represented at the Meeting. Each Class A Common Stock Proxy executed and returned by a Class A Shareholder will be voted for Proposal 4, unless otherwise indicated on such Proxy. For this purpose, abstentions have the effect of a negative vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE COMPANY’S 2012 INCENTIVE COMPENSATION PLAN PURSUANT TO SECTION 162(M) OF THE INTERNAL REVENUE CODE.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the Company’s executive compensation principles and programs, with a focus on the decisions of the Compensation Committee of the Board of Directors (the “Committee”) regarding 2016 compensation for the Company’s named executive officers. The named executive officers for 2016 were as follows:

Name	Position with the Company
Timothy J. O’Shaughnessy	President and Chief Executive Officer
Hal S. Jones	Senior Vice President–Finance and Chief Financial Officer
Andrew S. Rosen	Chairman Kaplan Inc. and Executive Vice President–Graham Holdings Co.
Wallace R. Cooney	Vice President–Finance and Chief Accounting Officer
Nicole M. Maddrey	Senior Vice President, General Counsel and Secretary
Gerald M. Rosberg	Senior Vice President–Planning and Development (retired as of May 31, 2016)

Key Leadership Changes

On December 22, 2016, the Company announced the retirement of Hal S. Jones, Senior Vice President–Finance and Chief Financial Officer, effective March 31, 2017. Wallace R. Cooney, Vice President–Finance and Chief Accounting Officer, will succeed Mr. Jones effective April 1, 2017.

Overview of Compensation Program

The Committee has responsibility for establishing and continually monitoring adherence to the Company’s compensation philosophy–a philosophy designed to attract, retain and motivate qualified and talented employees who are enthusiastic about the Company’s mission and culture. The Committee, which is composed entirely of independent directors, is chaired by Anne M. Mulcahy and includes Lee C. Bollinger, Barry Diller (through his resignation on January 11, 2017) and Larry D. Thompson, seeks to establish total compensation packages that are attractive to employees and comparable to, but not dramatically different from, those offered by peer companies with comparable revenue in similar industries. Through regular meetings and discussions with management, the Committee ensures that the total compensation paid to all executives, including named executive officers of the Company, is fair, reasonable and based on performance goals established to increase value for shareholders by facilitating the long-term growth of the Company. The Committee considers both the Company’s short-term and long-term plans in determining compensation. Annual plans are used to motivate and reward management for achieving specific yearly goals. Long-term plans, typically three or four years in duration, are designed to reward cumulative long-term goals. All performance criteria, however, including those in annual or relatively short-term plans, are designed to reward executives for making decisions that will enhance the long-term value of the Company. Compensation paid pursuant to these plans may be cash or stock-based compensation. The Company has historically favored cash compensation over non-cash compensation, as management and the Committee believe that cash incentives provide more targeted rewards for specific performance. However, the Company does not apply a specific formula for allocating between cash and non-cash compensation or short- and long-term compensation. Instead, management and the Committee select the method of compensation thought most likely to lead to achievement of the particular goal.

The named executive officers receive an annual salary and participate in performance-based annual bonus plans and four-year cash-based Performance Unit Plans and, in certain circumstances, have received restricted stock or stock options, as determined by the Committee on an individual basis. Messrs. Jones, Rosen and Rosberg also receive benefits pursuant to the Supplemental Executive Retirement Plan (the “SERP”), which was closed to new participants in December 2015.

Compensation Committee Role and Responsibility

The Board has delegated to the Committee the responsibility of overseeing the administration of the Company’s compensation plans and the preparation of all reports and documents required by the rules and regulations of the SEC. The Committee annually reviews and approves the corporate goals and objectives upon which the compensation of the President and Chief Executive Officer and senior management, including the named executive officers, is based. The Committee evaluates the President and Chief Executive Officer’s performance in light of these goals and objectives. Furthermore, the Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans, including equity-based plans, to be adopted or submitted to the Company’s shareholders for approval. The Committee reviews the Company’s succession plans, including (i) the President and Chief Executive Officer’s recommendations as to a successor, should he become disabled or unable to perform his duties for an extended period of time, and, annually, (ii) the Company’s efforts at management development.

The Committee may request that any officer or employee of the Company, or any of its affiliates, or the Company’s outside counsel or an independent auditor, attend meetings of the Committee or meet with any members of, or consultants to, the Committee. The Committee has authority to retain or terminate any compensation consultant used to assist in the evaluation of Director, President and Chief Executive Officer or senior management compensation and has sole authority to approve the consultant’s fees and other retention terms. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. In 2016, the Committee retained Semler Brossy to review the compensation package of Mr. O’Shaughnessy and Laura O’Shaughnessy. The Committee reviews the performance, independence and conflict of interests of its compensation consultant in accordance with applicable standards, and no independence or conflict of interest issues were identified with Semler Brossy. Additionally, Ann L. McDaniel has provided consulting services to the Committee and the Company since her retirement as Senior Vice President on April 3, 2015, and was engaged directly by the Committee to provide ongoing advice with respect to the compensation of the named executive officers. Ms. McDaniel received $127,499 in fees for her services as a compensation consultant to the Committee in 2016. Pursuant to the consulting agreement between Ms. McDaniel and the Company, dated as of July 16, 2014, Ms. McDaniel also provided consulting services to the Company, including consultation with officers of the Company on general compensation, benefits and other human resources related issues, as well as on the Company’s public relations and media communications. Ms. McDaniel received $84,999 in fees for such additional services to the Company in 2016.

During 2016, the Committee met six times. A copy of the Company’s Compensation Committee Charter is available under the “Investor Relations” tab at www.ghco.com.

Role of Executive Officers in Compensation Decisions

Mr. O’Shaughnessy, President and Chief Executive Officer; Ms. Denise Demeter, Vice President and Chief Human Resources Officer and secretary of the Committee; and Ms. McDaniel, consultant to the Committee in 2016, attended all six Committee meetings during 2016.

Mr. O’Shaughnessy and Ms. Demeter recommend to the Committee the size of each component of compensation for each of the named executive officers (other than their own) and for all employees earning annual salaries of $400,000 or more and bonuses of $250,000 or more. Recommendations are based on a discussion with the head of the division where the employee works, a review of his or her performance and a comparison of available compensation survey data for that job and geographic area. The Committee examines each of the suggested compensation actions and, in its sole discretion, modifies the awards when appropriate to better reflect the goals of the Company. The Committee makes all compensation decisions for the named executive officers of the Company and relevant employees, except with respect to any perquisites under $200,000 per named executive officer that may be approved by Mr. O’Shaughnessy.

Mr. O’Shaughnessy was not present at Committee meetings when his compensation or that of his wife (Laura O’Shaughnessy, President and Chief Executive Officer of Social Code LLC, a subsidiary of the Company) was discussed by the Committee.

Setting Executive Compensation

To meet the Committee’s objectives, at its request, the President and Chief Executive Officer and the secretary of the Committee draft annual and long-term incentive-based cash and non-cash executive compensation plans. The Committee discusses, reviews and, in its sole discretion, modifies the formula and goals established for various awards under the plans before the plans take effect, which is typically no later than the end of the first quarter of the first year covered by the plan.

The Company adopts a holistic view on executive compensation. The Company compares its executive salaries, annual bonuses and long-term incentives to those of companies in similar industries and with comparable revenues and generally considers the compensation structures maintained by similarly situated companies, but does not target its executive compensation at a certain level or percentage based upon other companies’ arrangements. At least once a year, the Committee evaluates the individual compensation of the Company’s senior executives (including the named executive officers) against market data provided by outside surveys or public information (such as the proxy filings of peer companies). The Committee defines its peer group as companies operating in the same industries (Conglomerates, Education and Media) with one-half to two times the Company’s prior fiscal year revenue. In 2016, the Committee reviewed data from the Equilar Executive Compensation Survey and the U.S. Mercer Benchmark Database (“MBD”): Executive Survey. Where public data for comparable roles were available, the Committee also considered the compensation of its senior executives (including the named executive officers) in relation to the following peer companies:

Aerojet Rocketdyne Holdings	Houghton Mifflin Harcourt Co.
ALLETE, Inc.	ITT Corporation
American Public Education, Inc.	ITT Education Services, Inc.
Apollo Education Group, Inc.	John Wiley & Sons Inc.
Career Education Corp.	LeapFrog Enterprises Inc.
Carlisle Companies Incorporated	MAXIMUS, Inc.
Clear Channel Outdoor Holdings Inc.	Meredith Corporation
Cogeco Cable Inc.	MSG NETWORKS
Cogeco Inc.	Pearson
Corinthian Colleges Inc.	Scholastic Corporation
Crane Co.	E. W. Scripps Company
DeVry Education Group Inc.	Scripps Networks Interactive, Inc.
Dex Media, Inc.	Strayer Education Inc.
Education Management Corporation	Tegna Inc.
Franklin Covey, Co.	Teleflex Incorporated
Gannett Co., Inc.	The New York Times Company
Grand Canyon Education, Inc.	Transcontinental Inc.
Harsco Corporation	Tribune Media

As described below, a significant portion of the Company’s executive compensation is linked directly to business unit and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders. The Committee intends to provide that such compensation be paid under the 2012 ICP, which provides for the payment of compensation in accordance with the requirements of Section 162(m) of the Code, concerning the deductibility of executive compensation. The Committee may, however, establish compensation programs or grant compensation that do not meet the requirements under Section 162(m) of the Code and which, therefore, may not be deductible to the Company, if the Committee determines that such programs or the payment of such compensation are otherwise in the best interests of the Company and its shareholders.

Risk Assessment of Compensation Program

During 2016, the Compensation Committee met with Mr. O’Shaughnessy and Ms. Demeter to review and discuss the impact of executive compensation programs on organizational risk. The Compensation Committee determined that compensation programs have sufficient risk mitigation features in each of the plans and do not encourage or reward employees for taking excessive or unnecessary risk. The Compensation Committee believes that the Company’s compensation programs constitute an appropriate mix of short- and long-term incentive compensation that rewards employees, while balancing risks through the delayed payment of long-term awards. As a result of the compensation risk review, the Compensation Committee determined that the overall risk of compensation programs exposing the organization to unnecessary or excessive risks that threaten the value of the Company is low.

Elements of Compensation

The compensation package offered by the Company to its executive officers comprises the following components:

•	Competitive base salary;

•	Short-term incentive compensation in the form of performance-based annual bonuses;

•	Long-term incentive compensation, typically based on performance over three to four years;

•	Long-term equity-based incentive compensation in the form of restricted stock and stock options;

•	Perquisites; and

•	Retirement benefits.

Base Salary

The Company pays named executive officers base salaries to compensate them for services rendered during the fiscal year. Salaries for named executive officers are based on their responsibilities, their prior experience and their recent performance and are evaluated against market data provided by outside surveys. Salaries are typically reviewed on a 12-month or longer cycle, except when there is a significant change in an executive’s responsibilities during such cycle. Such adjustments are determined by evaluating (i) the scope of the new responsibilities, (ii) the competitive market value of that role, (iii) the performance of the individual and (iv) the performance of the Company.

With respect to the base salary paid to Mr. O’Shaughnessy in 2016, the Committee considered the base salaries paid to president and chief executive officers of peer companies and the Company’s results in 2015.

Performance-Based Incentive Compensation

To supplement base salaries and to reward management (including named executive officers and other employees key to the long-term success of the Company) for meeting specific individual and financial goals, the Class A and Class B Shareholders of the Company adopted the 2012 ICP in May 2012. Prior to the adoption of the 2012 ICP, performance-based incentive compensation was awarded under the Incentive Compensation Plan (adopted in 2001) or the Stock Option Plan (reauthorized in 2003).

The purpose of these plans was and is to provide greater incentives to those employees who have been or will be responsible for the Company’s future growth, profitability and continued success and to strengthen the ability of the Company to attract, motivate and retain such employees. There are at present approximately 142 employees of the Company who are participants in the 2012 ICP and receive annual bonus awards and/or hold restricted stock, stock options or performance units granted under the 2012 ICP. Each named executive officer participates in these programs.

Annual Bonuses

The 2012 ICP provides for annual incentive compensation awards based on the Company and its business units’ financial performance compared to goals set immediately prior to or at the beginning of the year in which the award is to be earned. The payout upon the achievement of such goals is equal to a percentage of base salary, which is also set at the beginning of the year. Those percentages are determined on an individual basis, taking into account the responsibilities, prior experience and recent performance of the relevant employee. The 2016 target annual bonus award for each of the named executive officers, as a percentage of base salary, was as follows: Mr. O’Shaughnessy, 100%; Mr. Rosen, 100%; Mr. Jones, 50%; Mr. Cooney, 40%; Ms. Maddrey, 40%; and Mr. Rosberg, 40%.

In 2016, the annual bonus formula for the named executive officers was based on a diluted earnings per share target for the Company because the Committee believed that such a goal would align the interests of shareholders and the named executive officers in growing the value of the Company. The potential payouts for the annual bonus range from 0% to 200% of target, based on actual Company or business unit financial performance, with a threshold achievement of 80% of the diluted earnings per share target for the Company necessary for any amounts to be paid with respect to the 2016 annual bonus for the named executive officers, and the maximum potential payout available in the event 140% of the diluted earnings per share target for the Company is attained. Management and the Committee believe that they have designed the targets to be challenging, but achievable. The Company has achieved its financial goals and paid out at or above target in the annual bonus portion of the 2012 ICP in all of the past five years.

In addition, for Mr. Rosen, 25% of his bonus was based on Mr. Rosen’s performance of his responsibilities relating to Graham Holdings Company, and the remaining 75% was tied to Kaplan’s enterprise operating income target of $156.2 million

(this target excludes budgeted restructuring costs, and other operating losses related to business sales and closures) weighted at 80% and Kaplan’s enterprise revenue target of $1,731.6 million weighted at 20%. The potential payouts for the Kaplan component of Mr. Rosen’s bonus amount range from 0% to 200% of target, with the maximum potential payout available in the event 150% of the operating income target is attained and the revenue target is met. Due to continued operating environment challenges in the U.S. higher education industry, Kaplan completed a number of unplanned restructuring activities in 2016 with the objective and result of significantly reducing its expenses to be more in line with current revenue levels. Given the impact and importance of these restructuring charges and discontinued operations, in calculating the 75% of Mr. Rosen’s bonus based on Kaplan’s enterprise operating income and enterprise revenue, the Committee excluded these restructuring charges and discontinued operations as they are not tied to Kaplan’s continuing operations. In addition, in calculating the 75% of Mr. Rosen’s bonus based on Kaplan’s enterprise operating income and enterprise value, the Committee included a net $16 million pre-tax gain on the sale of a historically loss-making business. On this basis, Kaplan achieved adjusted enterprise operating income of $131.8 million versus a target of $156.2 million, or 84% achievement, which resulted in payout of the portion of Mr. Rosen’s bonus attributable to Kaplan’s enterprise operating income of 68% of target. Kaplan enterprise revenue totaled $1,637.4 million versus a target of $1,731.6 million, or 95% achievement, which resulted in payout of the portion of Mr. Rosen’s bonus attributable to Kaplan’s enterprise revenue of 73% of target. Thus, the total percentage achievement of the Kaplan portion of Mr. Rosen’s bonus totaled 69% of target, or $836,030.

The original diluted earnings per share goal for 2016 was $32.21. In setting the original goal, the Committee established a formula for bonus purposes that included adjustments for certain items, to the extent that actual amounts varied from those in the 2016 annual budget. Specifically, these adjustments included additions for foreign exchange losses and a Kaplan stock compensation expense variance; these were offset by credits for a pension budget variance, gains from business dispositions and net earnings from an unbudgeted acquisition.

In calculating the Company’s achievement of 2016 diluted earnings per share for purposes of making its final bonus determinations for the named executive officers, the Committee also exercised its discretion to exclude certain unusual and unbudgeted items, in addition to the adjustments included in the diluted earnings per share formula. Specifically, the adjustments included additions for write-downs on cost and equity method investments, a portion of the gain on sale of a business, Long Term Incentive Plan (“LTIP”) expense variance from budget at SocialCode and Panoply, unbudgeted restructuring charges at Kaplan, unbudgeted transaction-related costs at the broadcasting division and Graham Healthcare Group, unbudgeted interest expense and unbudgeted intangible and long-lived asset impairment charges. These additions were offset by deductions for net gains on the sale of land and marketable equity securities and a portion of favorable income tax adjustments. The Committee adjusted for these items as they do not relate to the regular operating results that are customarily considered by the Committee in determining bonus amounts, however in the case of the gain on sale of a business, the Committee did not adjust for the favorable outcome of the transaction for the Company. The exhibit to the Company’s Form 8-K filed on February 24, 2017, detailed most of these items, as does page 42 of the Company’s Annual Report on Form 10-K, filed on February 24, 2017. These items collectively amounted to $1.28 in diluted earnings per share net deductions.

Taking into account these adjustments, the Company’s 2016 diluted earnings per share, as adjusted for purposes of the bonus determination, was $34.18 (compared to reported diluted earnings per share of $29.80), resulting in the Company’s achievement of 106.1% of its earnings per share goal for 2016. As a result, the annual bonus payout was approximately 115% of target, based on the established annual formula.

Restricted Stock

To align the interests of the Company’s shareholders and management and to ensure that the full potential of an executive’s compensation package cannot be realized unless stock appreciation occurs over a number of years, the 2012 ICP also provides for grants of restricted stock of the Company. To determine the number of shares to be granted, the Committee considers on an individual basis the estimated value of shares already held, the level of contribution the employee has previously made and the potential of the employee to bring additional value to the Company. The shares generally cliff vest at the conclusion of a four-year vesting period and accelerate vesting only at the discretion of the Committee. The named executive officers generally receive grants of restricted stock every other year. The grants made in January 2015 will vest in January 2019. In addition, in connection with the Cable ONE spin-off in 2015, a distribution of Cable ONE, Inc. shares was made with respect to outstanding shares of restricted stock, subject to the same vesting terms and conditions as such shares of Company restricted stock. For additional information regarding such distributions, see the Outstanding Equity Awards at Fiscal Year-End table.

Performance Units

To highlight specific long-term financial goals, the 2012 ICP provides for the grant of performance-based compensation, which the Company grants pursuant to its Performance Unit Plans. The named executive officers participate in these plans, in which performance-based goals are determined at the beginning of each four-year award cycle. The goals consider operating income, peer company performance, cash flow, earnings per share, measures of economic value added, and/or quantitative revenue growth or profitability measurements of the Company as a whole or of individual business units. Management and the Committee believe that they have designed the performance-based goals to be challenging, but achievable. In the past four award cycles, the Company achieved or exceeded its goals and paid out at or above target. Each Performance Unit has a nominal value of $100 and a maximum potential payout of $200. The payment of a total award to any individual at the end of an award cycle may not exceed $5 million.

For each cycle under a Performance Unit Plan, the Committee establishes a valuation formula within 90 days of the beginning of the cycle and no later than prior to the completion of the first quarter of the cycle. At the end of the cycle, the unit value is calculated, based on application of the formula, and payments are made to named executive officers in the year following the end of the cycle. The formula used to calculate the payouts is determined by (i) a weighted combination of factors that relate to individual business unit performance of the Company’s operating divisions and (ii) the discretion of the Committee. A new four-year cycle commences every two years, with the result that there are always two overlapping cycles in progress.

In connection with the sale of Washington Post Media (“WPM”) to Nash Holdings LLC (“Nash”), completed in October 2013 (the “WPM Transaction”), the Committee, in January 2014, revised the valuation formulas with respect to the 2013–2016 cycle.

Awards under the 2013–2016 cycle were initially based on a two-pronged formula. The 2013–2016 cycle formula consisted of an average of the value of the performance units allocable to (1) the 2013–2016 performance of Cable ONE and Graham Media Group (“GMG”) (65%); plus (2) an amount based on Kaplan’s achievement of cumulative operating income goals during the four-year period, excluding Kaplan stock compensation expense and restructuring charges (35%). In light of the Cable ONE spin-off, the Committee in January 2015 revised the valuation formula of the 2013–2016 cycle to take effect on the closing date of the transaction, which was July 1, 2015. Specifically, the Committee determined that if Cable ONE were no longer held by the Company for the final year and one-half of the performance period, then the weighting of performance units attributable to an average of Cable ONE and GMG should be reduced, and the weighting of performance units attributable solely to GMG should make up for the reduction. Accordingly, as of July 1, 2015, awards under the 2013–2016 cycle are based on a three-pronged formula consisting of the average of the value of the performance units allocable to (1) the performance of Cable ONE through June 30, 2015 and the 2013–2016 performance of GMG (49%); plus (2) the value of the performance units allocable to the 2013–2016 performance of GMG (16%); plus (3) an amount based on Kaplan’s achievement of cumulative operating income goals during the four-year period, excluding Kaplan stock compensation expense and restructuring charges (35%).

Awards under the 2015–2018 cycle are based on a three-pronged formula consisting of the average of (1) the value (up to $200) of a Kaplan Performance Unit paid to Kaplan in accordance with the final unit valuation of the 2014–2017 Kaplan Long-Term Incentive Plan (35%); plus (2) the value of a Performance Unit under the GMG valuation (35%); plus (3) an amount based on cumulative operating income goals during the four-year period for SocialCode, Slate, Graham Healthcare Group (formerly Celtic Healthcare and Residential Healthcare Group), Forney Corporation and Joyce/Dayton Corporation (30%). In December 2016, the Committee approved an amendment to the 2015–2018 Corporate Performance Unit Plan to include cumulative operating income goals for Group Dekko (acquired by the Company in the fourth quarter of 2015) in category (3) above.

The Committee selected these targets because they reflected the key priorities for the Company on the grant date (or the amendment date, as applicable) for the applicable time periods. The values of performance units in the 2013–2016 and 2015–2018 cycles are determined at the conclusion of those cycles, based on the performance criteria described below.

The performance measure used in the formula for the 2013–2016 cycle prior to the Cable ONE spin-off is cumulative free cash flow of Cable ONE over the applicable three-year period and the cash flow margin of GMG described below. Free cash flow is defined as operating income, plus depreciation and amortization, less capital expenditures. Valuations of performance units, based on this measure are as follows:

Performance	Unit Value
110%	$200
105%	$175
100% Target	$150
90%	$15
Less than 90%	$0

As a result of the Cable ONE spin-off, awards under the Cable ONE 2013–2016 cycle were valued in June 2015, based on 2013-2015 performance. For Cable ONE’s 2013–2016 cycle, the Committee determined a payout value of $200 per unit with respect to the portion of performance attributable to Cable ONE.

The performance measure used for GMG for both the 2013–2016 and the 2015–2018 cycles is GMG’s cumulative cash flow margin ranking over the applicable four-year period compared to the cash flow margins of selected peer companies at the end of the award cycle. Cash flow margin is computed based on operating income plus depreciation and amortization, as a percentage of revenue. As soon as practical after the award cycle, the Committee determines GMG’s cash flow margin rank among the cash flow margins of the peer companies and determines the payout value of each performance unit. The value of each performance unit is determined as set forth in the following table:

GMG Cash Flow Margin Rank	Unit Value
#1	$150
#2	$125
#3	$50
Below #3	$0

The GMG formula for both the 2013–2016 and the 2015–2018 cycles provides that the payout value will be increased by $12.50 for each of the four years during the award cycle in which GMG’s actual cash flow margin is not only number one among peer companies, but is also 2% higher than that of the nearest competitor among the peer companies. The formula also provides that the payout value will be reduced by 50% if GMG does not produce operating income in one of the four years during the award cycle. If GMG does not produce operating income for at least two years in the cycle, then there will be no payout with respect to the portion of performance attributable to GMG.

For the 2013–2016 cycle, GMG’s cash flow ranked number one overall for the four-year period; in addition, in each of the four years during the cycle, GMG’s cash flow was 2% higher than that of the nearest competitor among the peer companies, resulting in a payout of $200 per unit with respect to the portion of the performance attributable to GMG.

For the 2013–2016 cycle, the Kaplan performance measure is based on Kaplan’s cumulative operating income for 2013–2016. For the 2015–2018 cycle, the performance measure used for Kaplan for the 2014–2017 Kaplan Long-Term Incentive Plan is Kaplan enterprise operating income growth. A baseline Kaplan enterprise operating income of $75 million was established in 2014 and increases year over year by 10%. Provided Kaplan achieves incremental operating income growth above the baseline, the aggregate amount of awards available is calculated as 12% of such growth.

For the 2013–2016 cycle, Kaplan’s cumulative operating income over the four-year period, adjusted to exclude restructuring costs, and other operating losses related to business sales and closures, was $458 million, resulting in a payout of $70 per unit with respect to the portion of performance attributable to Kaplan.

Performance Units for 2013–2016 cycle were valued at $200 per unit based on achievement of the established performance measures. Performance Unit payouts for the named executive officers for the 2013–2016 cycle are included in the Summary Compensation Table.

For the 2015–2018 cycle, the performance measure during the four-year period for SocialCode, Slate, Graham Healthcare Group (formerly Celtic Healthcare and Residential Healthcare Group), Forney Corporation, Joyce/Dayton Corporation and Dekko is based on cumulative operating income.

Because the performance measures that compose the valuation formula for performance units in the 2015–2018 cycle are cumulative for the measures applicable to Kaplan, GMG and the other applicable business units, it is not possible to calculate with certainty any interim performance unit values mid-cycle, and no named executive officer is entitled to any payout until the Performance Units vest and the Committee approves the valuation at the conclusion of the cycle. Mr. O’Shaughnessy holds 7,500 units in the 2015–2018 cycle, Mr. Jones holds 4,500 units in the 2015–2018 cycle, Mr. Rosen holds 7,000 units in the 2015–2018 cycle, Mr. Cooney holds 5,000 units in the 2015–2018 cycle and Ms. Maddrey holds 5,000 units in the 2015–2018 cycle.

Stock Options

Pursuant to the terms of the 2012 ICP, shares of Class B Stock may be issued upon the exercise of stock options granted to key employees of the Company. The Committee, however, does not grant stock options on a consistent basis and grants stock options only when a key employee has made a significant contribution to the Company and demonstrates the ability to make additional contributions. The options generally vest 25% per year, over four years, and expire ten years from the grant date. In November 2015, in connection with his assumption of the role of Chief Executive Officer in addition to his role as President of the Company, Mr. O’Shaughnessy received an additional grant of options to acquire 22,742 shares of Class B Stock so that as of December 31, 2016, he held 100,000 Company options. This award will vest over a six-year period and was granted at an option price that was calculated by increasing the closing price on the grant date by a 4.5% compound annual growth rate over the ten-year term of the award.

In addition, in connection with the Cable ONE spin-off, the Company adjusted both the number of shares underlying, and the exercise price of, outstanding stock options held by employees who remained employed by the Company following the Cable ONE spin-off, including stock options held by each of Messrs. O’Shaughnessy, Jones, Rosen and Rosberg. Such adjustments resulted in incremental stock compensation expense for 2015 with respect to certain stock options, including those held by Messrs. Jones, Rosen and Rosberg. For additional details regarding the amounts of such incremental stock compensation expense and such adjustments, see the Summary Compensation Table.

Retirement Benefits

Qualified Defined Contribution and Defined Benefit Plan

Most employees of the Company, including certain named executive officers, are eligible to participate in the Company’s qualified defined contribution 401(k) savings plan that provides matching Company contributions and a defined benefit retirement plan. Benefits under these plans are determined on the basis of base salary only, exclusive of all bonuses, deferred compensation and other forms of remuneration.

Eligible Corporate employees hired or rehired by the Company on or after September 1, 2009, participate in the Cash Balance Retirement Program (“CBRP”). Eligible Corporate employees who were actively employed on or after August 1, 2012, also participate in the Secure Retirement Account (“SRA”). Both the CBRP and the SRA are non-contributory defined benefit programs expressed in the form of hypothetical account balances and that grow through quarterly pay-based credits and quarterly interest credits. Corporate employees hired prior to September 1, 2009, including certain named executive officers who are vested and who begin to take their pension benefit at age 65 or whose age and years of service when added together equal 90 (the “Rule of 90”), receive an annual pension equal to 1.75% of their highest average 60-month base salary annualized up to the limits permitted by the Code, minus Social Security-covered compensation multiplied by the appropriate Social Security offset percentage and early retirement factor, multiplied by the number of years of credited service under the Graham Holdings Retirement Benefits Schedule (“Graham Schedule”). An annual cash pension supplement is also provided to assist in payment of retiree medical coverage equal to $200 multiplied by the number of years of credited service under the Graham Schedule. An additional cash pension supplement of $3,000 per year is provided to participants who retire and commence benefit payment at or after age 55, but prior to age 65, and who had ten years of vesting service at retirement. The pre-age 65 supplement is discontinued when the retiree qualifies for Medicare (the month prior to the 65th birthday).

Non-Qualified Supplemental Executive Retirement Plans

The Company maintains an unfunded SERP that was designed to retain and recruit key executives. Participants in the SERP, including certain named executive officers, were selected by management as employees whom management most wanted to retain because of their superior performance and were approved for participation by the Committee. The Company closed the plan to new participants as of December 2015.

To offset limitations placed on the income that can be considered in the formulas of retirement plans and benefits that can be payable from the plans, the SERP provides a “supplemental retirement benefit.” This benefit is calculated under the rules of the qualified defined benefit retirement plan, but without reference to such income and benefit limitations, and includes in the calculation compensation from annual bonuses in the case of certain key executives (including the participating named executive officers). In any instance in which a retiring executive’s supplemental retirement benefit exceeds the benefit payable by the qualified defined benefit plan or plans, the Company will pay the excess to him or her as a supplemental retirement benefit. Benefits provided under the SRA of the qualified retirement plan are not covered by the SERP.

The SERP also provides key executives, including certain named executive officers, with tax-deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the Company’s 401(k) savings plan, to the extent that benefits exceed those under the Company’s basic plans because of the tax law limitations (currently $54,000). The executive is required to defer compensation to the SERP savings plan in order to receive the applicable matching company credit each year.

Non-Qualified Deferred Compensation Plan

The Company also maintains a Deferred Compensation Plan. The Deferred Compensation Plan is an unfunded plan that allowed a select group of senior executives and non-employee Directors the opportunity to voluntarily defer, on a non-qualified basis, the receipt of certain compensation payments or fees. For employee participants, including certain named executive officers, eligible compensation for deferral was limited to annual bonus and certain long-term cash awards (including Performance Unit grants) under the 2012 ICP. The Company closed the plan to new participants as of December 2015. The Company did not accept any new deferrals in the 2016 calendar year.

Employment Agreements and Severance Packages

Mr. O’Shaughnessy’s Agreement

The Company entered into a letter agreement with Mr. O’Shaughnessy in October 2014 to incentivize him to accept the position of President of the Company. Pursuant to his employment agreement, Mr. O’Shaughnessy was entitled to a grant of 5,000 Performance Units in the 2013–2016 performance cycle and a grant of 7,500 Performance Units in the 2015–2018 cycle and was granted a new-hire option award of 77,258 (post Cable ONE spin-off) stock options. In addition, pursuant to Mr. O’Shaughnessy’s employment agreement, if he is terminated for any reason other than cause while his new-hire option award remains outstanding, subject to the execution of a separation and release agreement within 30 days following his termination, he will vest in the next tranche of options that is scheduled to vest after his termination, and he will have up to three months (or shorter if through the expiration date of the award) following termination to exercise any vested options.

Under the terms of Mr. O’Shaughnessy’s letter agreement, and as consideration for the benefits provided in the agreement, Mr. O’Shaughnessy agreed to non-competition, non-solicitation of customers and employees and no-hire restrictions for a one-year period following termination, as well as to maintain the confidentiality of certain information related to the Company and its businesses at all times following termination.

Mr. Rosen’s Agreement

The Company entered into a letter agreement with Mr. Rosen in April 2014 to incentivize him to accept the position of Chairman of Kaplan and Executive Vice President of the Company. Mr. Rosen’s employment agreement includes clauses that provide for an enhanced retirement benefit and cash payments upon termination from the Company. In addition, pursuant to his employment agreement, he was entitled to a grant of 3,000 Performance Units in the 2013–2016 performance cycle and 7,000 Performance Units in the 2015–2018 performance cycle.

If Mr. Rosen is terminated for any reason prior to September 1, 2018, the defined benefit portion of his SERP benefit will be calculated as if he satisfied the Rule of 90, provided however that all components of the unrestricted benefit other than the early retirement factor shall be computed using his actual age and years of service (such enhanced benefit, the “Rosen Individual Pension Arrangement”). The Rosen Individual Pension Arrangement would be payable in the same form and at the same time as his benefit under the SERP would otherwise be paid, provided that if his employment with the Company terminates for any reason prior to September 1, 2018, the enhanced benefit will not begin earlier than September 1, 2018.

If Mr. Rosen is terminated by the Company without cause, he will receive a one-time lump-sum cash payment of $3,500,000, payable on the 65th day following termination of employment, and prorated vesting of outstanding restricted stock and stock options held at the time of termination, provided that he signs an irrevocable separation and release agreement no later than 60 days following the date of his termination (the “Rosen Individual Deferred Compensation Arrangement”).

Under the terms of Mr. Rosen’s letter agreement, and as consideration for the benefits provided in the agreement, Mr. Rosen agreed to non-competition, non-solicitation of customers and employees and no-hire restrictions for a one-year period following termination, as well as to maintain the confidentiality of certain information related to the Company and its businesses at all times following termination.

Mr. Jones’ Agreement

The Company entered into a letter agreement with Mr. Jones in July 2014 to retain him as Chief Financial Officer of the Company. Mr. Jones’ agreement guarantees, subject to his signing an irrevocable separation and release agreement no later than 60 days following the date of termination, a cash payment upon termination from the Company for any reason other than cause and an enhancement to his qualified and non-qualified retirement benefits. The value of the benefit will be equal to the sum of $1,400,000 (the “Jones Individual Deferred Compensation Arrangement”) plus the actuarial present value of 10% of the benefits payable to him under The Retirement Plan and the SERP (the “Jones Individual Pension Arrangement”). In connection with Mr. Jones’ retirement as of March 31, 2017, these benefits will be payable no earlier than October 1, 2017. In addition, the Company approved the pro-ration of Mr. Jones’ 2015-2018 restricted stock awards through his separation date of March 31, 2017, consisting of an equity grant of 393 shares of Company restricted stock and 393 shares of the Cable ONE common stock (received in connection with the Cable ONE spin-off); and the pro-ration of his 2015-2018 Performance Units in the amount of 4,500 Performance Units, which is the pro-rata portion through March 31, 2017.

Under the terms of Mr. Jones’ letter agreement, and as consideration for the benefits provided in the agreement, Mr. Jones agreed to non-competition, non-solicitation of customers and employees and no-hire restrictions for a one-year period following termination, as well as to maintain the confidentiality of certain information related to the Company and its businesses at all times following termination.

Mr. Rosberg’s Agreement

The Company entered into a letter agreement with Mr. Rosberg in July 2014 to retain him as Senior Vice President –Planning and Development of the Company. Mr. Rosberg’s agreement guaranteed, subject to his signing an irrevocable separation and release agreement no later than 60 days following the date of termination, a cash payment upon termination from the Company for any reason other than cause. The value of the benefit equaled the sum of $1,000,000 (the “Rosberg Individual Deferred Compensation Arrangement”) plus the actuarial present value of 10% of the benefits payable to him under The Retirement Plan and the SERP (the “Rosberg Individual Pension Arrangement”). Mr. Rosberg retired on May 31, 2016, and signed the separation and release agreement within 60 days, and received these cash payments pursuant to the terms of his letter agreement. In addition, in connection with his separation, Mr. Rosberg received the other retirement benefits described in Pension Benefits on page 38 and payout of his account balance under the SERP (as described in Non-Qualified Deferred Compensation on page 39), and the Company accelerated the vesting of his 800 Company restricted shares and 800 Cable ONE restricted shares which represented a total value of $797,634.

Under the terms of Mr. Rosberg’s letter agreement, and as consideration for the benefits provided in the agreement, Mr. Rosberg agreed to non-competition, non-solicitation of customers and employees and no-hire restrictions for a one-year period following termination, as well as to maintain the confidentiality of certain information related to the Company and its businesses at all times following termination.

Results of Shareholder Advisory Votes on Executive Compensation

At the 2016 Annual Meeting of Shareholders, the Company’s Class A Shareholders unanimously approved the overall 2015 compensation for its named executive officers, including the policies and practices related thereto. The Company believes this vote reflected Class A Shareholder approval of its pay-for-performance philosophy and the absence of pay practices that shareholders consider problematic. Accordingly, the Committee generally continued to apply the same principles in determining the amounts and types of executive compensation for 2016, as outlined in its compensation philosophy and framework. The Committee values the shareholder feedback provided through the vote and will consider the results of the vote, as well as future votes, in refining the development of our compensation program and goal setting in the future.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Anne M. Mulcahy, Chairman

Lee C. Bollinger

Larry D. Thompson

The following table shows the compensation paid by the Company during the most recent three years to our named executive officers. No disclosure is provided for fiscal years for which those persons were not named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)[1]	Bonus ($) (d)[2]	Stock Awards ($) (e)[3]	Option Awards ($) (f)[3]	Non- Equity Incentive Plan Compen- sation ($) (g)[4]	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($) (h)[5]	All Other Compen- sation ($) (i)[6]	Total ($) (j)
Timothy J. O’Shaughnessy	2016	750,000	—	—	—	1,860,025	6,417	2,500	2,618,942
President and Chief Executive Officer	2015	750,000	—	—	2,951,507	906,000	4,972	—	4,612,479
	2014	125,000	—	—	8,800,000	130,600	—	—	9,055,600
Hal S. Jones	2016	810,000	—	—	—	1,764,414	649,952	47,250	3,271,616
Senior Vice President–Finance and Chief Financial Officer	2015	785,000	200,000	610,299	398,287	474,140	469,837	45,590	2,983,153
	2014	755,000	—	—	—	1,174,200	2,280,070	1,444,660	5,653,930
Andrew S. Rosen	2016	1,625,000	—	—	—	1,901,877	1,988,664	81,311	5,596,852
Chairman Kaplan Inc. and Executive Vice President–Graham Holdings Co.	2015	1,625,000	—	871,855	15,528,977	1,151,079	550,490	112,350	19,839,751
	2014	1,625,000	—	—	—	1,129,486	3,965,652	2,099,550	8,819,688
Wallace R. Cooney	2016	480,000	—	—	—	920,166	95,188	11,243	1,506,597
Vice President–Finance and Chief Accounting Officer
Nicole M. Maddrey	2016	525,000	—	—	—	590,807	73,519	17,284	1,206,610
Senior Vice President, General Counsel and Secretary	2015	500,000	400,000	435,928	—	241,600	37,118	42,840	1,657,486

Gerald M. Rosberg	2016	289,678	—	453,976	—	1,237,493	172,399	11,408	2,164,954
Senior Vice President–Planning and Development	2015	665,000	—	610,299	347,519	321,328	—	39,350	1,983,496
	2014	642,000	—	—	—	1,048,200	632,301	1,036,184	3,358,685

1.	Amounts in this column represent base salary earned for each of the named executive officers in 2016. Mr. O’Shaughnessy joined the Company as President on November 3, 2014, and became President and Chief Executive Officer on November 12, 2015. Mr. Rosberg retired from the Company on May 31, 2016.

2.	Amounts in this column represent special payments made in recognition of extraordinary efforts in connection with the Cable ONE spin-off in 2015.

3.	The amounts shown in this column represent the grant date fair value of stock and option awards computed in accordance with FASB ASC TOPIC 718 and reflect an estimate of the grant date fair value of stock and option grants made through the close of the 2016 fiscal year, rather than amounts paid to or realized by the named executive officers. There can be no assurance that the amounts calculated will be realized, and amounts realized could ultimately exceed the amounts calculated. In May 2015, the Compensation Committee approved adding an anti-dilution provision to the outstanding stock options in connection with the spin-off of Cable ONE. In accordance with ASC 718, the Company calculated the incremental fair value of the modified award over the fair value of the original award. In July 2015, the Company recorded $398,287, $15,528,977 and $347,519 in additional compensation expense resulting from the modification of Mr. Jones, Mr. Rosen and Mr. Rosberg’s outstanding stock options, respectively, covering 2,000, 50,000 and 1,000 stock options, respectively, with an exercise price of $651.91, $502.58 and $368.56, respectively, and an expiration date of May 12, 2018, February 22, 2021 and December 15, 2018, respectively. In addition, in May 2016, the Company recorded $453,976 in additional compensation expense resulting from the modification due to the accelerated vesting of Mr. Rosberg’s restricted stock award (800 Company shares and 800 CABO shares) upon his retirement. See Note 13 of Notes to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K, filed on February 24, 2017, for a discussion of the assumptions used in valuation of the stock and option awards.

4.	Amounts in this column for 2016 represent payments under the 2016 annual bonus plan and the 2013–2016 Performance Unit Plan as follows: Mr. O’Shaughnessy, $860,025 in annual bonus, $1,000,000 in Performance Units; Mr. Jones, $464,414 in annual bonus, $1,300,000 in Performance Units; Mr. Rosen, $1,301,877 in annual bonus, $600,000 in Performance Units; Mr. Cooney, $220,166 in annual bonus, $700,000 in Performance Units, Ms. Maddrey, $240,807 in annual bonus, $350,000 in Performance Units; Mr. Rosberg, $127,093 in annual bonus, $1,110,400 in Performance Units. Amounts in this column for 2015 represent payments under the 2015 annual bonus plan. Amounts in this column for 2014 represent payments under the 2014 annual bonus plan and the 2011–2014 Performance Unit Plan as follows: Mr. O’Shaughnessy, $130,600 in annual bonus; Mr. Jones, $394,200 in annual bonus, $780,000 in Performance Units; Mr. Rosen, $1,129,486 in annual bonus; Mr. Rosberg, $268,200 in annual bonus, $780,000 in Performance Units.

5.	There were no above-market or preferential earnings on compensation deferred on a non-tax-qualified basis, and, therefore, no such earnings are reflected in the amounts shown in this column.

Benefits were assumed to commence at the age when benefits under the SERP are first unreduced, or the age when benefits under The Retirement Plan are first unreduced if the named executive officer does not have a SERP benefit, and were discounted to the date as of which they were determined (either 12/31/2016 or 12/31/2015). Assumed benefit commencement ages are shown below, rounded to the nearest age:

O’Shaughnessy:	age 65 (12/31/2016 and 12/31/2015)
Jones:	age 64 (12/31/2016); age 63 (12/31/2015)
Rosen:	age 58 (12/31/2016 and 12/31/2015)
Cooney:	age 64 (12/31/2016 and 12/31/2015)
Maddrey:	age 65 (12/31/2016 and 12/31/2015)
Rosberg:	age 69 (12/31/2016 and 12/31/2015)

Mr. Jones and Mr. Rosen have met the eligibility requirements for Early Retirement (age 55, with 10 years of company service).

Mr. O’Shaughnessy, Mr. Cooney and Ms. Maddrey have not yet reached age 55.

Mr. Rosberg retired on May 31, 2016.

Changes in the present value of benefits in 2016 are attributable to The Retirement Plan for Graham Holdings Company (“Retirement Plan”) and the corresponding benefit under the SERP as follows: Mr. O’Shaughnessy–$6,417 Retirement Plan; Mr. Jones–$64,474 Retirement Plan, $541,750 the SERP and $43,728 under his Individual Pension Arrangement; Mr. Rosen–$39,609 Retirement Plan, $1,949,055 the SERP and $0 under his Individual Pension Arrangement; Mr. Cooney–$95,188 Retirement Plan; Ms. Maddrey–$73,519 Retirement Plan; Mr. Rosberg–$51,853 Retirement Plan, $125,979 the SERP and ($5,433) under his Individual Pension Arrangement.

The values of accumulated plan benefits were determined using a discount rate of 4.10% at 12/31/2016 and 4.30% at 12/31/2015 and using RP-2016 Fully Generational Mortality Table for males and females using Scale MP-2016 at 12/31/2016 and RP-2015 Fully Generational Mortality Table for males and females using Scale MP-2015 mortality improvement at 12/31/2015.

6.	For 2016, the amounts shown include the information detailed in the following table:

ALL OTHER COMPENSATION

Name (a)	Perquisites ($) (b)	401(k) Company Contributions ($) (c)	SERP Company Contributions ($) (d)	Restricted Stock Dividends ($) (e)[1]	Individual Deferred Compensation Arrangement (f)	Total ($) (g)
Timothy J. O’Shaughnessy	—	2,500	—	—	—	2,500
Hal S. Jones	—	2,650	28,340	16,260		47,250
Andrew S. Rosen	—	2,571	40,800	37,940	—	81,311
Wallace R. Cooney	—	2,571	—	8,672	—	11,243
Nicole M. Maddrey	—	2,650	—	14,634	—	17,284
Gerald M. Rosberg	—	2,650	628	8,130	—	11,408

1.	The amounts represent dividends attributable to Graham Holdings Company and Cable ONE restricted stock granted under the Company’s Incentive Compensation Plan and the 2012 ICP that are not included in the grant date fair value of such restricted stock awards reported in column (e) of the Summary Compensation Table.

The following table provides information on awards made under the 2012 ICP to each of the named executive officers in 2016. In 2016, only annual incentive awards were granted to the named executive officers under the 2012 ICP.

GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Non-Equity Incentive Plan Awards: Number of Units or Other Rights (#) (c)	Threshold ($) (d)	Target ($) (e)	Max ($) (f)	Threshold ($) (g)	Target ($) (h)	Max ($) (i)	All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/share) (l)	Closing Price on Date of Grant for Option Awards if Different ($) (m)	Grant Date Fair Value of Stock and Option Awards (n)
Timothy J. O’Shaughnessy
Annual Incentive[1]	—	—	375,000	750,000	1,500,000	—	—	—	—	—	—	—	—
Hal S. Jones
Annual Incentive[1]	—	—	202,500	405,000	810,000	—	—	—	—	—	—	—	—
Andrew S. Rosen
Annual Incentive[1]	—	—	812,500	1,625,000	3,250,000	—	—	—	—	—	—	—	—
Wallace R. Cooney
Annual Incentive[1]	—	—	96,000	192,000	384,000	—	—	—	—	—	—	—	—
Nicole M. Maddrey
Annual Incentive[1]	—	—	105,000	210,000	420,000	—	—	—	—	—	—	—	—
Gerald M. Rosberg
Annual Incentive[1]	—	—	133,000	266,000	532,000	—	—	—	—	—	—	—	—

1.	Amounts shown are the threshold, target and maximum payouts under the annual bonus component of the 2012 ICP. The Committee sets the performance-based goals for purposes of the annual incentive awards to be paid for fiscal year 2016. The amount in column (d) represents the minimum payment level, which is 50% of the target. The amount shown in column (f) represents the maximum payout level, which is 200% of the target. In the event that the threshold performance level with respect to the performance goals set by the Committee (i.e., 80% of the target performance goal) is not attained, no amount would be paid.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND

GRANTS OF PLAN-BASED AWARDS TABLE

The following describes material features of the compensation disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards table.

Employment Agreements. As described in “Compensation Discussion and Analysis: Employment Agreements and Severance Packages,” each of Messrs. O’Shaughnessy and Rosen entered into employment agreements with the Company in 2014 that provide for annual base salaries of $750,000 and $1,625,000, respectively, and a discretionary annual cash incentive bonus target of 100% of base salary. Mr. Rosen is additionally entitled to guaranteed enhanced retirement benefits under the terms of his employment agreement.

Letter Agreements. As described in “Compensation Discussion and Analysis: Employment Agreements and Severance Packages,” each of Messrs. Jones and Rosberg entered into a letter agreement with the Company in 2014 providing for enhanced retirement benefits upon the termination of their employment with the Company for any reason.

Annual Bonus/Incentive Awards. The Summary Compensation Table and Grants of Plan-Based Awards table provide information regarding the annual bonus or incentive awards granted to the named executive officers in 2016. See “Compensation Discussion and Analysis: Performance-Based Incentive Compensation–Annual Bonuses” for additional information regarding the terms of these awards.

Restricted Stock. The Summary Compensation Table reflects the fair value of the restricted stock awards made in 2015 on the date of grant, and in the case of Mr. Rosberg, the incremental value resulting from the modification due to accelerated vesting in May 2016. Restricted stock generally vests four years from the date of grant, subject to continued employment.

Performance Units. The Summary Compensation Table includes amounts earned for Performance Units granted under the 2011–2014 and 2013–2016 award cycles. The Committee sets the performance-based goals for the grants at the beginning of each four-year award cycle. For additional information regarding the performance units, see “Compensation Discussion and Analysis: Performance Based Incentive Compensation–Performance Units.”

Stock Options. Generally, the value of stock option awards shown in the Summary Compensation Table represents options granted under the 2012 ICP. The options generally vest 25% per year over a four-year period from the date of grant and are exercisable for ten years from the date of grant.

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock held by the Company’s named executive officers on December 31, 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards [1]					Stock Awards [2]
Name (a)	Number of Securities Underlying Unexercised Options: Exercisable (#) (b)	Number of Securities Underlying Unexercised Options: Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares of Units of Stock That Have Not Vested (#) (g)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Timothy J. O’Shaughnessy	25,752	51,506	—	719.15	11/3/2024	—	—	—	—
	3,790	18,952		872.01	11/12/2025
Hal S. Jones[4]	3,090	—	—	421.91	5/12/2018	GHC 1,193	616,519	—	—
						CABO 1,193	739,875
Andrew S. Rosen	77,258	—	—	325.26	2/22/2021	GHC 3,500	1,808,730	—	—
						CABO 3,500	2,170,630
Wallace R. Cooney	—	—	—	—	—	GHC 800	413,424	—	—
						CABO 800	496,144
Nicole M. Maddrey	—	—	—	—	—	GHC 1,350	697,653	—	—
						CABO 1,350	837,243
Gerald Rosberg	—	—	—	—	—	—	—	—	—

1.	Stock Options granted under the Company’s Stock Option Plan and the 2012 ICP generally vest 25% per year over a four-year period from the date of grant. Mr. O’Shaughnessy received a special new-hire option grant and an option grant in connection with his promotion to Chief Executive Officer that vest ratably over a six-year period. The number of securities underlying options and the exercise price of each option granted prior to the Cable ONE spin-off were adjusted in connection with the Cable ONE spin-off in order to preserve the intrinsic value of the award. The following are the vesting dates of outstanding options granted to the named executive officers:

	Number of Options	Year 1 Vest Date		Year 4 Vest Date	Year 6 Vest Date	Vested at 12/31/16	Unvested
Timothy J. O’Shaughnessy	77,258	11/3/2015	to		11/3/2020	25,752	51,506
	22,742	11/12/2016	to		11/12/2021	3,790	18,952
Hal S. Jones	3,090	5/12/2009	to	5/12/2012		3,090	—
Andrew S. Rosen	77,258	2/22/2012	to	2/22/2015		77,258	—

2.	Stock Awards have been granted in the form of Restricted Stock under the Company’s 2012 ICP as of December 31, 2016. In connection with the Cable ONE spin-off, shares of Restricted Stock received a distribution of Cable ONE, Inc. (“CABO”) shares subject to the same vesting terms and conditions as the underlying award. All of the awards listed below vest 100% at the end of the relevant award cycle. The following are the vesting dates of the grants to the named executive officers:

	Stock Ticker	Number of Shares	Vest Date
Hal S. Jones	GHC	393	3/31/2017
	CABO	393	3/31/2017
	GHC	800	1/4/2017
	CABO	800	1/4/2017
Andrew S. Rosen	GHC	1,000	1/1/2019
	CABO	1,000	1/1/2019
	GHC	2,500	1/4/2017
	CABO	2,500	1/4/2017
Wallace R. Cooney	GHC	400	1/1/2019
	CABO	400	1/1/2019
	GHC	400	1/4/2017
	CABO	400	1/4/2017
Nicole M. Maddrey	GHC	500	1/1/2019
	CABO	500	1/1/2019
	GHC	500	2/20/2017
	CABO	500	2/20/2017
	GHC	350	1/4/2017
	CABO	350	1/4/2017

3.	Calculated using the average of the high and low price of a share of the Company’s Class B Common Stock as of December 31, 2016 ($516.78). For the Cable ONE Restricted Stock, calculated using the average of the high and low price of a share of Cable ONE common stock as of December 31, 2016 ($620.18).

4.	In connection with Mr. Jones’ retirement, 393 Company restricted shares and 393 Cable ONE restricted shares will vest on March 31, 2017, as described above in “Executive Compensation: Employment Agreements and Severance Packages.”

The following table shows the number of Class B shares and Cable ONE shares acquired upon the exercise of stock options and the vesting of stock awards held by the named executive officers in fiscal year 2016 and the value realized upon such exercise or vesting.

OPTION EXERCISES AND STOCK VESTED

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Timothy J. O’Shaughnessy	—	—	—	—
Hal S. Jones	—	—	—	—
Andrew S. Rosen	—	—	GHC 3,000 CABO 3,000	1,429,155 1,286,790
Wallace R. Cooney	—	—	—	—
Nicole M. Maddrey	—	—	—	—
Gerald M. Rosberg	1,545	403,971	GHC 800 CABO 800	407,356 390,278

PENSION BENEFITS

The Pension Benefits table includes information related to the Company’s funded and tax-qualified defined benefit plan, The Retirement Plan, as well as the associated unfunded and non-qualified supplemental executive retirement plan, the SERP, the Jones Individual Pension Arrangement and the Rosberg Individual Pension Arrangement. The Retirement Plan covers most employees of the Company and provides benefits that are based on formulas that take into account base salary and qualifying service. Such formulas are contained in individual affiliate benefits schedules, including the Graham Schedule, the Newsweek Schedule, the Kaplan Schedule and the Cash Balance Retirement Program (“CBRP”) and Secure Retirement Account (“SRA”) schedules. Benefits under The Retirement Plan become vested after three or five years of service, depending on which schedules cover the individual employee. All of the named executive officers (except Mr. O’Shaughnessy) are fully vested in their benefits under The Retirement Plan. The SERP provides supplemental defined benefit retirement benefits that are calculated based on the formulas in The Retirement Plan, but include bonuses under the 2012 ICP, rather than just base salary, without regard to (i) the salary limitation applicable to tax-qualified plans (currently $270,000) or (ii) the benefit limitation applicable to tax-qualified plans (currently $215,000 per year, commencing at age 65). The SERP provides benefits only to the extent that the benefit described above exceeds the benefit in The Retirement Plan. The SERP was modified in 2014 to provide that Mr. Rosen will be entitled to Rule of 90 benefits if his employment with the Company were to terminate for any reason prior to September 1, 2018.

Retirement Plan Benefits Under the Graham Schedule

Mr. Jones, Mr. Rosen, Mr. Cooney, Ms. Maddrey and Mr. Rosberg are participants in the Graham Schedule. Benefits payable under the Graham Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•	An annual pension (payable one-twelfth each month) equal to (a) 1.75% of the average annual salary for the 60-month period producing the highest average; multiplied by (b) years of credited service; reduced by (c) an offset to partially reflect Social Security benefits to the extent funded by the Company. The Social Security offset is calculated by multiplying “covered compensation” by the “offset percentage.” Covered compensation in this context is the average Social Security Taxable Wage Base over the 35-year period prior to the year in which a participant reaches Social Security retirement age. The offset percentage is a percentage ranging from 0.54% to 0.60% (depending on the year of the participant’s birth), multiplied by years of credited service (which was limited up to 30 years, until the plan was amended in 2011 to recognize credited service in excess of 30 years).

•	An annual Cash Pension Supplement equal to $200 multiplied by years of credited service.

•	A temporary pre-age 65 supplement of $250 per month payable until age 65 to employees retiring at or after age 55 with ten years of vesting service.

Vested benefits under The Retirement Plan are generally payable in the form of a single life annuity. In addition, several optional forms are available that continue benefits to the employee’s spouse or beneficiary, with the monthly benefit amount reduced so that the resulting pension is actuarially equivalent to the single life annuity. The Retirement Plan’s normal retirement age is 65. The Graham Schedule provides a reduced benefit beginning at age 55. The reduction is a percentage based on age at retirement. For example, at age 55 with ten years of service, the reduction is 60%; at age 58, the reduction is 26%. However, if the employee’s age plus years of service at retirement is at least 90, then there is no reduction for early payment.

Retirement Plan Benefits Under the Newsweek Schedule

A portion of Mr. Rosen’s pension benefit was earned under the Newsweek Schedule. Vested benefits payable under this Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•	An annual pension (payable one-twelfth each month) equal to 1.0% of the highest average compensation multiplied by years of credited service with Newsweek after 1982 (with a slightly different formula for service before 1983).

•	An annual Cash Pension Supplement equal to $150, multiplied by years of credited service (up to 30 years).

The Newsweek Schedule permits early retirement with full benefits at various combinations of age and service. Mr. Rosen will be eligible for an unreduced early retirement benefit at age 60.

Retirement Plan Benefits Under the Kaplan Schedule

A portion of Mr. Jones’ pension benefit was earned under the Kaplan Schedule. A portion of Mr. Rosen’s pension benefit is earned under the Kaplan Schedule. Under both Schedules, each employee has an account (expressed as a lump-sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.25% of salary to 3.75% of salary, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or, alternatively, may elect a lump-sum payment. Vested benefits are payable upon termination of employment at any age.

Retirement Plan Benefits Under the SRA

A portion of Mr. O’Shaughnessy’s, Mr. Jones’, Mr. Rosen’s, Mr. Cooney’s, Ms. Maddrey’s and Mr. Rosberg’s pension benefit was earned under the SRA Schedule. Under this Schedule, each employee has an account (expressed as a lump-sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 4.62% to 7.35% for Mr. Jones, Mr. Cooney, Ms. Maddrey and Mr. Rosberg and 2.20% to 3.50% for Mr. O’Shaughnessy and Mr. Rosen, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or, alternatively, may elect a lump-sum payment. Vested benefits are payable upon termination of employment at any age.

Retirement Plan Benefits Under the CBRP

A portion of Mr. O’Shaughnessy’s pension benefit is earned under the CBRP Schedule. Under this Schedule, an employee has an account (expressed as a lump-sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.25% to 3.75%, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or, alternatively, may elect a lump-sum payment. Vested benefits are payable upon termination of employment at any age.

SERP Benefits

As explained above, the SERP provides benefits to certain eligible named executive officers under the formulas outlined above, including bonuses in addition to salary, without regard to the limits on compensation and benefits, to the extent that the resulting total benefit exceeds the benefits payable under The Retirement Plan. Benefits under the SERP are paid at retirement or age 55, if later, and are payable either in the form of a life annuity or an actuarially equivalent optional form of benefit in The Retirement Plan, provided that any benefits otherwise payable before the first day of the seventh month following retirement will be withheld until such date. Benefits provided under the SRA Schedule of The Retirement Plan are not covered by the SERP.

Other Pension Benefits

As described above, each of Messrs. Jones, Rosen and Rosberg is entitled to enhanced retirement benefits in connection with the terms of each executive officer’s respective employment or letter agreement. For additional information regarding the terms of these benefits, see “Compensation Discussion and Analysis: Employment Agreements and Severance Packages” and “Compensation Discussion and Analysis: Retirement Benefits.”

Pension Benefits

Name (a)	Plan Name (b)	Number of Years of Credited Service (c)[1]	Present Value of Accumulated Benefit ($) (d)[2]	Payments During Last FY ($) (e)[3]
Timothy J. O’Shaughnessy	The Retirement Plan for Graham Holdings Company	2	11,389	—
	Total Pension Plan Benefits	2	11,389	—
Hal S. Jones	The Retirement Plan for Graham Holdings Company	27	1,319,343	—
	Graham Holdings Company Supplemental Executive Retirement Plan	27	6,618,099	—
	Jones Individual Pension Arrangement	N/A	793,538	—
	Total Pension Plan Benefits	27	8,730,980	—
Andrew S. Rosen	The Retirement Plan for Graham Holdings Company	30	423,518	—
	Graham Holdings Company Supplemental Executive Retirement Plan	30	21,753,336	—
	Total Pension Plan Benefits	30	22,176,854	—
Wallace R. Cooney	The Retirement Plan for Graham Holdings Company	15	631,425	—
	Total Pension Plan Benefits	15	631,425	—
Nicole M. Maddrey	The Retirement Plan for Graham Holdings Company	10	378,378	—
	Total Pension Plan Benefits	10	378,378	—
Gerald M. Rosberg	The Retirement Plan for Graham Holdings Company	21	1,008,617	95,093
	Graham Holdings Company Supplemental Executive Retirement Plan	21	2,803,205	127,122
	Rosberg Individual Pension Arrangement	N/A	—	389,830
	Total Pension Plan Benefits	21	3,811,822	612,045

1.	Data in this column represents the number of years of credited service earned by the named executive officer as of December 31, 2016. Mr. Jones has prior service with Kaplan, and Mr. Rosen has prior service with Kaplan, Newsweek and Graham Holdings Company. All are included in this column.

2.	Amounts in this column represent the actuarial present value of the named executive officer’s accumulated benefits under the plan as of December 31, 2016. The benefits valued for Mr. O’Shaughnessy include benefits under the SRA and CBRP. The benefits valued for Mr. Jones include the Graham Schedule, Kaplan Schedule, SRA and SERP amounts and his additional benefit under the Individual Pension Arrangement. The benefits valued for Mr. Rosen include the Graham Schedule, Newsweek Schedule, Kaplan Schedule, SRA and SERP amounts. Although the Rosen Individual Pension Arrangement permits Mr. Rosen to retire at any time and receive an unreduced benefit commencing at age 58 (when he would otherwise become eligible for an unreduced benefit under the SERP and the Company’s qualified retirement plan), the value of Mr. Rosen’s accumulated SERP benefit in this column is already based on the assumption that he remains employed until age 58. The benefits for Mr. Cooney and Ms. Maddrey include the Graham Schedule and SRA amounts. The benefits for Mr. Rosberg include the Graham Schedule, SRA and SERP amounts and his additional benefits under the Rosberg Individual Pension Arrangement.

The assumptions used in determining the present value of accumulated benefits are the RP-2015 Fully Generational Mortality Table for males and females and a 4.10% discount rate. The benefits valued reflect service and earnings through December 31, 2016, and are valued as payable on the earliest date at which the SERP benefits are unreduced, or the earliest date at which The Retirement Plan benefits are unreduced if the named executive officer does not have a SERP benefit. There can be no assurance that the amounts listed in this column will ever be fully paid out to the applicable named executive officer.

3.	Mr. Rosberg retired on May 31, 2016 and received the amounts in this column during 2016 following his retirement.

NON-QUALIFIED DEFERRED COMPENSATION

The following table includes information related to the SERP and the Deferred Compensation Plan. Among the benefits provided under the SERP is a supplemental defined contribution plan benefit wherein the Company provides a matching contribution percentage up to 4% of the participating executive’s base salary in excess of the annual covered compensation limit applied to qualified plan benefits. The executive is required to make contributions to the SERP in order to receive the applicable matching Company credit each year. The Deferred Compensation Plan provides an opportunity for participants to voluntarily defer the receipt of all or a portion of annual bonus and/or certain long-term cash awards made under the 2012 ICP. Elections to defer must be filed in advance of earning such awards. The Company closed the SERP and the Deferred Compensation Plan to new participants as of December 2015. Deferred amounts under both plans will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the SERP are payable on the first day of the seventh month following termination of service. Amounts deferred under the Deferred Compensation Plan are payable on the first business day of the seventh month following the date of separation from service or such other future date as specified by the participant at the time of election. Effective for deferrals made on or after January 1, 2014, amounts deferred under the Deferred Compensation Plan are payable no later than the first business day of the seventh month following the date of separation of service. Each of Messrs. Jones, Rosen and Rosberg received individual deferred compensation arrangements pursuant to his respective letter agreement with the Company, as described above under “Compensation Discussion and Analysis: Employment Agreements and Severance Packages.”

Name (a)	Executive Contributions in Last FY ($) (b)[1]	Registrant Contributions in Last FY ($) (c)[2]	Aggregate Earnings in Last FY ($) (d)[3]	Aggregate Withdrawals/ Distributions ($) (e)[4]	Aggregate Balance at Last FYE ($) (f)[5]
Timothy J. O’Shaughnessy	—	—	—	—	—
Hal S. Jones	21,800	28,340	205,011	—	4,096,149
Andrew S. Rosen	40,800	40,800	333,906	—	4,212,053
Wallace R. Cooney	—	—	—	—	—
Nicole M. Maddrey	—	—	—	—	—
Gerald M. Rosberg	483	628	89,988	(1,725,351)	—

1.	Amounts in this column represent contributions by the named executive officer to the SERP as follows: Mr. Jones, $21,800; Mr. Rosen, $40,800; and Mr. Rosberg, $483. Executive contributions to the SERP are included in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.

2.	Amounts in this column represent Company contributions to the SERP as follows: Mr. Jones, $28,340; Mr. Rosen, $40,800; and Mr. Rosberg, $628.

3.	Amounts in this column represent investment gains or losses to the SERP and to the Deferred Compensation Plan, based on the named executive officer’s investment elections as follows: Mr. Jones, $(11,540) to the SERP and $216,551 to the Deferred Compensation Plan; Mr. Rosen, $112,334 to the SERP and $221,572 to the Deferred Compensation Plan; and Mr. Rosberg, $89,988 to the SERP. These gains and losses are not included in the Summary Compensation Table; the gains and losses reflect market performance of investment indexes selected by the named executive officer.

4.	The amount in this column represents the payments to Mr Rosberg in 2016 of $725,351 from the SERP and $1,000,000 from the Rosberg Individual Deferred Compensation Arrangement.

5.	Amounts in this column represent balances at December 31, 2016, for the SERP and the Deferred Compensation Plan as follows: Mr. Jones, $575,732 in the SERP, $2,120,417 in the Deferred Compensation Plan and $1,400,000 attributable to the Jones Individual Deferred Compensation Arrangement; and Mr. Rosen, $1,450,201 in the SERP, $2,761,852 in the Deferred Compensation Plan. The following amounts were reported as compensation to the named executives in the Summary Compensation Table for years beginning 2012 (excluding 2016): Mr. Jones, $178,020 and Mr. Rosberg, $136,551; and for years beginning 2014 (excluding 2016): Mr. Rosen, $163,500.

Potential Payments Upon Termination or Change in Control

General

The Company does not have any agreements with any of the named executive officers that provide payments in conjunction with a change in control. A description and quantification of the estimated dollar value of potential severance payments and other benefits that would be provided to the named executive officers (or, in the case of death, to their respective estates or beneficiaries) under the named executive officer’s respective letter or employment agreements, option award agreements and individual arrangements following a termination of their employment is described below, assuming, in accordance with the SEC regulations, all relevant events occurred on December 31, 2016. For purposes of the valuations below, the price of Class B Common Stock (to which all applicable equity awards relate) is assumed to be $516.78, which was the average of the high and low share price on December 31, 2016.

Upon a termination of employment, each of Messrs. Jones, Rosen and Cooney and Ms. Maddrey would be entitled to pension and, if applicable, deferred compensation plan benefits in accordance with the terms of the pension and deferred compensation plans and arrangements in which they may participate, as described above in “Executive Compensation: Pension Benefits” and “Executive Compensation: Non-Qualified Deferred Compensation.”

In addition, in the case of a termination by the Company other than for cause, Mr. O’Shaughnessy would be entitled to accelerated vesting of the next tranche of options that is scheduled to vest following such termination, as described above in “Compensation Disclosure and Analysis: Employment Agreements and Severance Packages.” Assuming a termination of employment as of December 31, 2016, Mr. O’Shaughnessy would be entitled to accelerated vesting of 12,876 stock options (representing a value of $0, based on their exercise price of $719.15 per share) and 3,790 stock options (representing a value of $0, based on their exercise price of $872.01 per share), subject to his signing of a release of claims in favor of the Company that has become irrevocable.

In the case of a termination by the Company other than for cause, Mr. Rosen would be entitled to (1) accelerated vesting of a pro rata portion of his outstanding and unvested stock options and restricted stock, which, assuming a termination of employment as of December 31, 2016, would result in accelerated vesting of 2,947 shares of Company restricted stock (representing a value of $1,522,951) and 2,947 shares of Cable ONE restricted stock (representing a value of $1,827,670) and (2) a severance payment of $3,500,000, payable in a lump sum on the 65th day following such termination in accordance with the terms of his employment agreement, in each case, as described above in “Executive Compensation: Employment Agreements and Severance Packages,” and subject to his signing a release of claims in favor of the Company that has become irrevocable.

Each of Messrs. Jones, O’Shaughnessy and Rosen are subject to restrictive covenants that apply following termination for any reason, as described above in “Executive Compensation: Employment Agreements and Severance Packages.”

Mr. Rosberg

In connection with Mr. Rosberg’s retirement as of May 31, 2016, Mr. Rosberg received the amounts payable under the Rosberg Individual Deferred Compensation Arrangement, as described above in “Executive Compensation: Employment Agreements and Severance Packages.” In addition, vesting of Mr. Rosberg’s 800 Company restricted shares and 800 Cable ONE restricted shares was accelerated, representing a total value of $797,634. In addition, Mr. Rosberg is subject to restrictive covenants following his retirement, as described above in “Executive Compensation: Employment Agreements and Severance Packages.”

AUDIT COMMITTEE REPORT

One of the standing committees of the Board of Directors of the Company is the Audit Committee. Currently, there are three non-employee members of the Board on the Audit Committee: Christopher C. Davis; Thomas S. Gayner, who serves as Chairman of the Audit Committee; and G. Richard Wagoner, Jr. The Audit Committee operates under a delegation of authority from the Board of Directors, which has determined that each Committee member is “independent” under the listing standards of the New York Stock Exchange. Specifically, the Board determined that none of the members of the Audit Committee (or any immediate family member) (i) had been employed by or affiliated with the Company within the past three years, (ii) received any compensation from the Company other than Director and Committee fees, (iii) is an employee of a company that makes payments to or receives payments from the Company in an amount that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues within the past three years or (iv) has a material relationship with the Company.

Management has the primary responsibility for the preparation of the Company’s financial statements in accordance with generally accepted accounting principles and for the financial reporting process, including its system of internal control. The Company’s independent auditor, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company’s auditor. In undertaking its monitoring and reviewing responsibilities, without independent verification, the Audit Committee has relied on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles in the United States of America and (ii) the representations of PricewaterhouseCoopers LLP included in their report on the Company’s financial statements.

The Audit Committee has reviewed and discussed the audited fiscal year 2016 financial statements with the Company’s management. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Auditing Standard No. 16. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence. The Audit Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independence of such firm.

The Audit Committee also reviewed matters relating to the Company’s internal control over financial reporting.

Preapproval policy

In 2016, the Audit Committee again reviewed and reauthorized its policies and procedures with regard to the preapproval of audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received preapproval, it will require specific preapproval by the Audit Committee. Any proposed services exceeding preapproved cost levels will require specific preapproval by the Audit Committee. The term of any preapproval is 12 months from the date of preapproval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and preapprove the services that may be provided by the independent auditor without obtaining specific preapproval from the Chairman of the Audit Committee, as well as revise the list of preapproved services from time to time, based on subsequent determinations.

The Audit Committee will not delegate to management responsibilities to preapprove services performed by the independent auditor. The Audit Committee may delegate preapproval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant preapproval for other audit services, which are those services that only the independent auditor reasonably can provide.

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the independent auditor.

The Audit Committee believes that the independent auditor can provide tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Code and related regulations.

The Audit Committee may grant preapproval of those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and would not impair the independence of the auditor. Preapproval fee levels for all such services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific preapproval by the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer or Chief Accounting Officer (or other designated officer) and must include a statement from that individual as to whether, in his or her view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

In addition, the Audit Committee has established procedures for, and received periodic reports on, the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters through the use of a third-party-managed telephone hotline.

Audit Fees

PricewaterhouseCoopers LLP’s fees for the annual audit, statutory audits and reviews of financial statements included in the Company’s quarterly filings, including reimbursable expenses, were $4,667,873 in 2016 and $4,585,000 in 2015, which fees were reviewed and approved by the Audit Committee.

Audit-Related Fees

PricewaterhouseCoopers LLP’s fees for assurance and related services reasonably related to the performance of the audit or reviews of financial statements and not included under “Audit Fees” above, including reimbursable expenses, were $13,560 in 2016 and $0 in 2015, which fees were reviewed and approved by the Audit Committee. These fees were for other audit-related reports.

Tax Fees

PricewaterhouseCoopers LLP’s fees for tax compliance, tax advice and tax planning, including reimbursable expenses, were $835,511 in 2016 and $730,000 in 2015, which fees were reviewed and approved by the Audit Committee. These fees were primarily for tax due diligence and transaction analysis, as well as federal, multistate and international tax consulting.

All Other Fees

PricewaterhouseCoopers LLP’s fees for other services, including a finance and accounting research tool provided by PricewaterhouseCoopers LLP, were $33,154 in 2016 and $108,000 in 2015, which fees were reviewed and approved by the Audit Committee.

Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Thomas S. Gayner, Chairman

Christopher C. Davis

G. Richard Wagoner, Jr.

Transactions With Related Persons, Promoters and Certain Control Persons

Mrs. Elizabeth G. Weymouth, the daughter of the late Mrs. Katharine Graham and the sister of Mr. Donald E. Graham, is employed as an Editor-at-Large of the Company’s publications and websites. In 2016, she received $300,000 in compensation. Mrs. Weymouth’s base salary for 2017 is $300,000.

Laura O’Shaughnessy, a daughter of Mr. Donald E. Graham and the wife of Mr. Timothy J. O’Shaughnessy, is employed full time as the President and Chief Executive Officer of Social Code LLC, a subsidiary of the Company. In 2016, Mrs. O’Shaughnessy was paid $400,000 in base salary and received a bonus of $800,000 based on the achievement of pre-established 2016 performance goals. Mrs. O’Shaughnessy’s base salary for 2017 is $400,000. She held 1,500 shares of Restricted Stock of the Company and 1,500 shares of Restricted Stock in Cable ONE in the 2013–2016 cycle that vested in January 2017 (representing a total value of $1,716,690), and holds 1,000 shares of Restricted Stock in the 2015–2018 cycle that will vest in January 2019. Mrs. O’Shaughnessy also participates in Social Code’s long-term incentive plans under which she currently holds certain units with expected payments in the third quarter of 2017 and 2018 and other units that may pay out beginning in 2020. The value of the units in Social Code’s long-term incentive plans is tied to an increase in the equity value of Social Code LLC.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, the only matters that the Board of Directors expects to present to the Meeting are those discussed herein. If any other matter or matters are properly brought before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote on those matters in accordance with their best judgment.

Upon the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered accountant to audit and report on its financial statements for the fiscal year 2017. The same firm has acted as the Company’s independent accountant continuously since the Company was organized in 1946. As in previous years, a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make any statement that he or she may desire with respect to the Company’s financial statements for 2016 and the firm’s relationship with the Company and will be available to respond to appropriate questions from shareholders.

APPENDIX A

GRAHAM HOLDING COMPANY

2012 INCENTIVE COMPENSATION PLAN

Amended and Restated November 29, 2013

(As Adjusted to Reflect the Spin-Off of Cable One, Inc.)

1.	Purpose of the Plan

This Plan is intended to promote the interests of the Company and its shareholders by providing the employees and directors of the Company with incentives and rewards to encourage them to continue in the service of the Company and with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

2.	Definitions

As used in the Plan or in any instrument governing the terms of any Incentive Award, the following definitions apply to the terms indicated below:

(a)	“Board of Directors” means the Board of Directors of GHC.

(b)	“Cash Incentive Award” means an award granted pursuant to Section 8 of the Plan.

(c)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(d)	“Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(e)	“Common Stock” means GHC’s Class B Common Stock, $0.01 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 10 of the Plan.

(f)	“Company” means Graham Holdings Company and all of its Subsidiaries, collectively.

(g)	“Covered Employee” means each Participant who is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of Graham Holdings Company.

(h)	“Deferred Compensation Plan” means any plan, agreement or arrangement maintained by the Company from time to time that provides opportunities for deferral of compensation.

(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)	“Fair Market Value” means, with respect to a share of Common Stock, as of the applicable date of determination (i) the average of the high and low sales prices on the date of determination or, if not so reported for such day, the immediately preceding business day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on the date of determination or, if not so reported for such day, on the immediately preceding business day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its sole discretion.

(k)	“GHC” means Graham Holdings Company, a Delaware corporation.

(l)	“Incentive Award” means one or more Stock Incentive Awards and Cash Incentive Awards, collectively.

(m)	“Option” means a stock option to purchase shares of Common Stock granted to a Participant pursuant to Section 6.

(n)	“Other Stock-Based Award” means an award granted to a Participant pursuant to Section 7.

(o)	“Participant” means an employee or director of the Company who is eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and have not been fully settled or cancelled and, following the death of any such Person, his successors, heirs, executors and administrators, as the case may be.

(p)	“Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of “qualified performance-based compensation.”

(q)	“Performance Measures” means such measures as are described in Section 9 on which performance goals are based in order to qualify certain awards granted hereunder as Performance-Based Compensation.

(r)	“Performance Percentage” means the factor determined pursuant to a Performance Schedule that is to be applied to a Target Award and that reflects actual performance compared to the Performance Target.
(s)	“Performance Period” means the period of time during which Performance Targets must be met in order to determine the degree of payout and/or vesting with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation. Performance Periods may be overlapping.

(t)	“Performance Schedule” means a schedule or other objective method for determining the applicable Performance Percentage to be applied to each Target Award.

(u)	“Performance Target” means performance goals and objectives with respect to a Performance Period.

(v)	“Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 3(d)(3) under the Exchange Act.

(w)	“Plan” means this 2012 Incentive Compensation Plan, as it may be amended from time to time.

(x)	“Securities Act” means the Securities Act of 1933, as amended.

(y)	“Stock Incentive Award” means an Option or Other Stock-Based Award granted pursuant to the terms of the Plan.

(z)	“Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

(aa)	“Target Award” means target payout amount for an Incentive Award.

3.	Stock Subject to the Plan and Limitations on Cash Incentive Awards

(a)	Stock Subject to the Plan

The maximum number of shares of Common Stock that may be covered by Incentive Awards granted under the Plan shall not exceed 772,588 shares of Common Stock in the aggregate. The shares referred to in the preceding sentence of this paragraph shall be subject to adjustment as provided in Section 10 and the following provisions of this Section 3. Shares of Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares, or both, at the sole discretion of the Committee.

For purposes of the preceding paragraph, shares of Common Stock covered by Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan. For purposes of clarification, in accordance with the preceding sentence if an Incentive Award is settled for cash or if shares of Common Stock are withheld to pay the exercise price of an Option or to satisfy any tax withholding requirement in connection with an Incentive Award, only the shares issued (if any), net of the shares withheld, will be deemed delivered for purposes of determining the number of shares of Common Stock that are available for delivery under the Plan. In addition, if shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan. In addition, if shares of Common Stock owned by a Participant (or such Participant’s permitted transferees as described in the Plan) are tendered (either actually or through attestation) to the Company in payment of any obligation in connection with an Incentive Award, the number of shares tendered shall be added to the number of shares of Common Stock that are available for delivery under the Plan. Shares of Common Stock covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) shall not count as used under the Plan for purposes of this Section 3.

(b)	Individual Award Limits

Subject to adjustment as provided in Section 10, the maximum number of shares of Common Stock that may be covered by Incentive Awards granted under the Plan to any Covered Employee in any calendar year shall not exceed 77,258 shares. The amount payable to any Covered Employee with respect to any calendar year for all Cash Incentive Awards shall not exceed $25 million. For purposes of the preceding sentences, the phrase “amount payable with respect to any calendar year”

means the amount of cash, or value of other property, required to be paid based on the achievement of applicable Performance Measures during a Performance Period that ends in a calendar year, disregarding any deferral pursuant to the terms of a Deferred Compensation Plan unless the terms of the deferral are intended to comply with the requirements for performance-based compensation under Section 162(m) of the Code.

4.	Administration of the Plan

The Plan shall be administered by a Committee of the Board of Directors consisting of two or more persons, each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3) and as “independent” within the meaning of any applicable stock exchange listing rules or similar regulatory authority. The Committee shall, consistent with the terms of the Plan, from time to time designate those employees and directors of the Company who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee to any subcommittee thereof. In addition, the Committee may from time to time authorize a subcommittee consisting of one or more members of the Board of Directors (including members who are employees of the Company) or employees of the Company to grant Incentive Awards, subject to such restrictions and limitation as the Committee may specify and to the requirements of Delaware General Corporation Law Section 157.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Incentive Award (and any agreement evidencing any Incentive Award) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. Without limiting the generality of the foregoing, the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment. The employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such Participant is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. A Participant who ceases to be an employee of the Company but continues, or simultaneously commences, services as a director of the Company shall not be deemed to have had a termination of employment for purposes of the Plan. Decisions of the Committee shall be final, binding and conclusive on all parties.

On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Incentive Award or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Incentive Award; provided, that the Committee shall not have any such authority to the extent that the grant of such authority would cause any tax to become due under Section 409A of the Code. Notwithstanding anything herein to the contrary, the Company shall not reprice any stock option (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) without the approval of the shareholders of GHC.

The Company shall pay any amount payable with respect to an Incentive Award in accordance with the terms of such Incentive Award, provided that the Committee may, in its discretion, defer the payment of amounts payable with respect to an Incentive Award subject to and in accordance with the terms of a Deferred Compensation Plan.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and GHC shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	Eligibility

The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those employees and directors of the Company whom the Committee shall select from time to time. Each Incentive Award granted under the Plan shall be evidenced by an instrument in writing in form and substance approved by the Committee.

6.	Options

The Committee may from time to time grant Options, subject to the following terms and conditions:

(a)	Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Option is granted.

(b)	Term and Exercise of Options

(1) Each Option shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted; provided, however that no Option shall be exercisable after the expiration of ten years from the date such Option is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such Option.

(2) Each Option may be exercised in whole or in part; provided, however that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(3) An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.

(4) Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however that the Committee may permit in its discretion Options to be sold, pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine.

(c)	Effect of Termination of Employment or Other Relationship

The agreement evidencing the award of each Option shall specify the consequences with respect to such Option of the termination of the employment or other service between the Company and the Participant holding the Option.

7.	Other Stock-Based Awards

The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units, (iv) be designed to comply with applicable laws of jurisdictions other than the United States and (v) be designed to qualify as Performance-Based Compensation; provided, that each Other Stock-Based Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified at the time of the grant of such award.

8.	Cash Incentive Awards

The Committee may grant Cash Incentive Awards with respect to any Performance Period, subject to the terms and conditions of the Plan. Cash Incentive Awards may be settled in cash or in other property, including shares of Common Stock, provided that the term “Cash Incentive Award” shall exclude any Stock Incentive Award. Cash Incentive Awards may be designed to qualify as Performance-Based Compensation.

9.	Performance-Based Compensation

(a) Calculation The amount payable with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation shall be determined in any manner permitted by Section 162(m) of the Code.

(b)	Discretionary Reduction

Unless otherwise specified in the agreement evidencing the grant of an Incentive Award that is intended to qualify as Performance Based Compensation, the Committee may, in its discretion, reduce or eliminate the amount payable to any Participant with respect to the Incentive Award, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant Performance Schedule. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants.

(c)	Performance Measures

The performance goals upon which the payment or vesting of any Incentive Award (other than Options and stock appreciation rights) that is intended to qualify as Performance-Based Compensation depends shall relate to one or more of the following Performance Measures: market price of Common Stock, earnings per share of Common Stock, net income or profit (before or after taxes), return on stockholder equity, cash flow, return on assets, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, earnings from continuing operations, sales or revenues, capital or investment, market share, cost reduction goals, budget comparisons, implementation or completion of specified projects or processes, the formation of joint ventures, research or development collaborations, or the completion of other transactions, any other measure of financial performance that can be determined pursuant to U.S. generally accepted accounting principles, or any combination of any of the foregoing.

A Performance Measure (i) may relate to the performance of the Participant, GHC, a Subsidiary, any business group, any business unit or other subdivision of the Company, or any combination of the foregoing, as the Committee deems appropriate and (ii) may be expressed as an amount, as an increase or decrease over a specified period, as a relative comparison to the performance of a group of comparator companies or a published or special index, or any other external measure of the selected performance criteria, as the Committee deems appropriate. The measurement of any Performance Measure may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto.

(d)	Performance Schedules

Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (a) Performance Targets for such Performance Period, (b) Target Awards for each Participant, and (c) Performance Schedules for such Performance Period.

(e)	Termination of Employment

The consequences with respect to a Performance-Based Award of the termination of employment of the Participant holding the Performance-Based Award shall be determined by the Committee in its sole discretion and set forth in the applicable Award Agreement, it being intended that no agreement providing for a payment to a Participant upon termination of employment without cause shall be given effect to the extent that it would cause an Incentive Award that was intended to qualify as a Performance-Based Award to fail to so qualify.

(f)	Committee Discretion

Nothing in this Section 9 is intended to limit the Committee’s discretion to adopt conditions with respect to any Incentive Award that is not intended to qualify as Performance-Based Compensation. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Incentive Awards in a way that disqualifies them as Performance-Based Compensation.

10.	Adjustment Upon Certain Changes

Subject to any action by the shareholders of GHC required by law, applicable tax rules or the rules of any exchange on which shares of common stock of GHC are listed for trading:

(a)	Shares Available for Grants

In the event of any change in the number or type of shares of common stock of GHC outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the type and maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards to any individual Participant in any year shall be appropriately adjusted by the Committee. In the event of any change in the type or number of shares of common stock of GHC outstanding by reason of any other event or transaction, the Committee may, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares of Common Stock with respect to which Incentive Awards may be granted.

(b)	Increase or Decrease in Issued Shares Without Consideration

In the event of any increase or decrease in the type or number of issued shares of common stock of GHC resulting from a subdivision or consolidation of shares of common stock of GHC or the payment of a stock dividend (but only on the shares of common stock of GHC), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee may, to the extent deemed appropriate by the Committee, adjust the type or number of shares of Common Stock subject to each outstanding Incentive Award and the exercise price per share of Common Stock of each such Incentive Award.

(c)	Certain Mergers

In the event of any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of the surviving corporation in such transaction, the Committee may, to the extent deemed appropriate by the Committee, adjust each Incentive Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such merger or consolidation.

(d)	Certain Other Transactions

In the event of (i) a dissolution or liquidation of GHC, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), or (iii) a merger, consolidation or similar transaction involving GHC in which the holders of shares of Common Stock receive securities and/or other property, including cash, other than shares of the surviving corporation in such transaction, the Committee shall, in its sole discretion, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Incentive Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, for each share of Common Stock subject to such Incentive Award, equal to the value, as determined by the Committee, of such Incentive Award, provided that with respect to any outstanding Option such value shall be equal to the excess of (A) the value, as determined by the Committee, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Option; or

(ii) provide for the exchange of each Incentive Award (whether or not then exercisable or vested) for an Incentive Award with respect to some or all of the property which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in the exercise price of the Incentive Award, or the number of shares or amount of property subject to the Incentive Award or provide for a payment (in cash or other property) to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of the Incentive Award.

(e)	Other Changes

In the event of any change in the capitalization of GHC or corporate change other than those specifically referred to in paragraphs 10(b), (c) or (d), the Committee may make such adjustments in the number and class of shares subject to Stock

Incentive Awards outstanding on the date on which such change occurs and in such other terms of such Incentive Awards, including without limitation in any Performance Schedule, Performance Target or Target Award, as the Committee may consider appropriate, provided that if any such Incentive Award is intended to be Performance-Based Compensation such adjustment is consistent with the requirements of Section 162(m) of the Code.

(f)	Cash Incentive Awards

In the event of any transaction or event described in this Section 10, including without limitation any corporate change referred to in paragraph (e) hereof, the Committee may, in its sole discretion, make such adjustments in any Performance Schedule, Performance Target or Target Award, and in such other terms of any Cash Incentive Award, as the Committee may consider appropriate in respect of such transaction or event, provided that if such Cash Incentive Award is intended to be Performance-Based Compensation such adjustment is consistent with the requirements of Section 162(m) of the Code.

(g)	No Other Rights

Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of GHC or any other corporation. Except as expressly provided in the Plan, no issuance by GHC of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Incentive Award.

(h)	Savings Clause

No provision of this Section 10 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

11.	Rights Under the Plan

No Person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Incentive Award until the date of the issuance of such shares on the books and records of GHC. Except as otherwise expressly provided in Section 10 hereof, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date of such issuance. Nothing in this Section 11 is intended, or should be construed, to limit authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock if it were issued or outstanding, or from granting rights related to such dividends.

The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

12.	No Special Employment Rights; No Right to Incentive Award

(a) Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(b) No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

13.	Securities Matters

(a) GHC shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, GHC shall not be obligated to cause to be issued any shares of Common Stock pursuant to the Plan unless and until GHC is advised by its counsel that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance of shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that any certificates representing such shares bear such legends, as the Committee deems necessary or desirable.

(b) The exercise of any Option granted hereunder shall only be effective at such time as counsel to GHC shall have determined that the issuance of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. GHC may, in its sole discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance of shares of Common Stock pursuant to any Incentive Award pending or to ensure compliance under federal or state securities laws. GHC shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance of shares of Common Stock pursuant to any Incentive Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

14.	Withholding Taxes

(a)	Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of an Incentive Award, and whenever any amount shall become payable in respect of any Incentive Award, GHC shall have the right to require the Participant to remit to GHC in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise, grant, vesting or payment prior to issuance of such shares or the effectiveness of the lapse of such restrictions or making of such payment. In addition, upon the exercise or settlement of any Incentive Award in cash, or the making of any other payment with respect to any Incentive Award (other than in shares of Common Stock), GHC shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise, settlement or payment.

(b)	Stock Remittance

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Incentive Award, the Participant may tender to GHC a number of shares of Common Stock that have been owned by the Participant for at least six months (or such other period as the Committee may determine) having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than the minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

(c)	Stock Withholding

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Incentive Award, GHC shall withhold a number of such shares having a Fair Market Value at the exercise date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than the minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

15.	Amendment or Termination of the Plan

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, tax requirement, or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. No provision of this Section 15 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any previously granted and outstanding Incentive Award. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

16.	No Obligation to Exercise

The grant to a Participant of an Incentive Award shall impose no obligation upon such Participant to exercise such Incentive Award.

17.	Transfers Upon Death

Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind GHC unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

18.	Expenses and Receipts

The expenses of the Plan shall be paid by GHC. Any proceeds received by GHC in connection with any Incentive Award will be used for general corporate purposes.

19.	Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.

20.	Effective Date and Term of Plan

The Plan was adopted by the Board of Directors on February 23, 2012, subject to the approval of the Plan by the shareholders of GHC. No grants of Incentive Awards may be made under the Plan after February 23, 2022.

Notice of

Annual Meeting

and

Proxy Statement

2017

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an “X” as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card — Class A Common

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals — The Board of Directors recommends a vote FOR all of the nominees, FOR Proposal 2, FOR every 1 year for Proposal 3, and FOR Proposal 4.

1. Election of Directors	For	Withhold		For	Withhold		For	Withhold
01 - Lee C. Bollinger	☐	☐	02 - Thomas S. Gayner	☐	☐	03 - Donald E. Graham	☐	☐
04 - Timothy J. O’Shaughnessy	☐	☐	05 - G. Richard Wagoner, Jr.	☐	☐	06 - Katharine Weymouth	☐	☐

	For	Against	Abstain
2. Advisory Approval of the Company’s Executive Compensation.	☐	☐	☐

	1 yr.	2 yr.	3 yr.	Abstain
3. Say When on Pay - Advisory vote on frequency of future advisory votes on Executive Compensation.	☐	☐	☐	☐

	For	Against	Abstain
4. Re-approval of the Graham Holdings Company 2012 Incentive Compensation Plan Performance Goals.	☐	☐	☐

B	Non-Voting Items

Change of Address: Please print new address below.	Comments: Please print your comments below.

C	Authorized Signatures: This section must be completed for your vote to be counted – Date and Sign Below

Please sign exactly as name(s) appears herein. Joint owners should sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy): Please print date below.	Signature 1: Please keep signature within the box.	Signature 2: Please keep signature within the box.
/ /

	71B V	+
01W0A

Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on May 4, 2017.

The Proxy Statement and the Annual Report to Shareholders are

available on www.ghco.com.

▼ PLEASE FOLD ALONG THE PERFORATION DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Graham Holdings Company

Graham Holdings Company

Class A Common Stock

Annual Meeting of Shareholders — May 4, 2017

Proxy Solicited on behalf of the Board of Directors

The undersigned hereby appoints Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas and Nicole M. Maddrey, and each of them, his/her true and lawful agents and proxies, with full power of substitution in each, to vote as indicated on the reverse of the Proxy all shares of Class A Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of GRAHAM HOLDINGS COMPANY to be held on May 4, 2017, and at any adjournment thereof, and to vote on all other matters properly coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote this card in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you date, sign and return this card.

Please vote, date and sign this proxy on the other side and return it promptly in the enclosed envelope.

(Continued and to be voted on reverse side.)

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Eastern Daylight Saving Time, on May 3, 2017.
Vote by Internet
• Go to www.investorvote.com
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the U.S.A., U.S. territories and Canada on a touch-tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an “X” as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card – Class B Common

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Election of Directors — The Board of Directors recommends a vote FOR all of the nominees listed.

1. Nominees:	For	Withhold		For	Withhold		For	Withhold
-01 Christopher C. Davis	☐	☐	-02 Anne M. Mulcahy	☐	☐	-03 Larry D Thompson	☐	☐

B	Non-Voting Items

Change of Address: Please print new address below.	Comments: Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted–Date and Sign Below.

Please sign exactly as name(s) appears herein. Joint owners should sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy): Please print date below.

/ /

Signature 1: Please keep signature within the box.

Signature 2: Please keep signature within the box.

40D V	+

                Unreadable

Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on May 4, 2017.

The Proxy Statement and the Annual Report to Shareholders are

available on www.ghco.com.

▼  PLEASE FOLD ALONG THE PERFORATION DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Graham Holdings Company

Graham Holdings Company

Class B Common Stock

Annual Meeting of Shareholders – May 4, 2017

Proxy Solicited on behalf of the Board of Directors

The undersigned hereby appoints Timothy J. O’Shaughnessy, Wallace R. Cooney, Jacob M. Maas, and Nicole M. Maddrey, and each of them, his/her true and lawful agents and proxies, with full power of substitution in each, to vote as indicated on the reverse of the Proxy all shares of Class B Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of GRAHAM HOLDINGS COMPANY to be held on May 4, 2017, and at any adjournment thereof, and to vote on all other matters properly coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote this card in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you date, sign and return this card.

Please vote, date and sign this proxy on the other side and return it promptly in the enclosed envelope.

(Continued and to be voted on reverse side.)

TO CHANGE YOUR VOTE

Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 5:00 p.m., Eastern Daylight Saving Time, on May 3, 2017, will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.